Exhibit 10.2

COLLATERAL AGENCY AGREEMENT

dated as of September 12, 2023

among

HIGHPEAK ENERGY, INC.,
as the Company,

the other Grantors from time to time party hereto,

TEXAS CAPITAL BANK,
as the Collateral Agent,

MERCURIA ENERGY TRADING SA,

as the First-Out Representative,

and

CHAMBERS ENERGY MANAGEMENT, LP,
as the Term Representative

i

Exhibits

Exhibit A         [Form of] Additional First-Out Debt Designation
Exhibit B         [Form of] Collateral Agency Joinder ‑ Additional First-Out Debt
Exhibit C         [Form of] Collateral Agency Joinder ‑ Additional Grantor

ii

This COLLATERAL AGENCY AGREEMENT (as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.1 hereof, this “Agreement”) is dated as of September 12, 2023 and is by and among HIGHPEAK ENERGY, INC., a Delaware corporation (the “Company”), the other Grantors from time to time party hereto, TEXAS CAPITAL BANK (“Texas Capital”) in its capacity as the Collateral Agent (as defined below) for the benefit of itself and the other Secured Parties, MERCURIA ENERGY TRADING SA, in its capacity as First-Out Representative (as defined below) and each of the undersigned Senior Hedging Parties (as defined below), CHAMBERS ENERGY MANAGEMENT, LP (“Chambers Energy”), in its capacity as the Term Representative (as defined below), and any other First-Out Debt Holder or other Representative that from time to time becomes party hereto by executing and delivering a Collateral Agency Joinder.

RECITALS

The Company, Texas Capital, as administrative agent thereunder, Chambers Energy, as collateral agent thereunder, and the lenders party thereto have entered into the Term Loan Agreement (as defined below), which agreement constitutes Term Obligations (as defined below) and First Lien Obligations (as defined below) for purposes of this Agreement.

The Company and the Senior Hedging Parties (as defined below) are parties to those certain Senior Hedging Agreements (as defined below), which agreements constitute First‑Out Debt (as defined below) for purposes of this Agreement.

The Company and the other Grantors have secured (or intend to secure) their Obligations under the Term Loan Agreement and the Senior Hedging Agreements and any other First Lien Obligations, including First Liens for the benefit of any Senior Credit Facility, additional Qualifying Hedging Agreements and Qualified Cash Management Counterparties, with Liens on all present and future Collateral to the extent that such Liens have been provided for in the applicable Security Documents.

This Agreement sets forth the terms on which each Secured Party (other than the Collateral Agent) has appointed the Collateral Agent to act as the collateral agent for the present and future holders of the First Lien Obligations to receive, hold, maintain, administer and distribute the Collateral that is at any time delivered to the Collateral Agent or the subject of the Security Documents, and to enforce the Security Documents and all interests, rights, powers and remedies of the Collateral Agent with respect thereto or thereunder and the proceeds thereof.

Capitalized terms used in this Agreement have the meanings assigned to them above or in Article 1 below.

AGREEMENT

In consideration of the premises and the mutual agreements herein set forth, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE 1
DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1    Defined Terms. The following terms will have the following meanings:

“Additional First-Out Debt Designation” means a notice in substantially the form of Exhibit A.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agreement” has the meaning set forth in the preamble.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Cash Management Arrangement” means any agreement relating to treasury, depository, credit card, debit card, stored value cards, purchasing or procurement cards and cash management services or automated clearinghouse transfer of funds or any similar services.

“Cash Management Obligations” means, with respect to any Person, the obligations (whether contingent or otherwise) of such Person incurred in respect of Cash Management Arrangements.

“Collateral” means the “Collateral” as defined in the Security Agreement and all assets and property of the Company or any other Grantor, whether real, personal or mixed, wherever located and whether now owned or at any time acquired after the date of this Agreement by the Company or any other Grantor as to which a Lien has been granted or purported to be granted under any Security Document to the Collateral Agent to secure (or to purportedly secure) any or all of the First Lien Obligations.

“Collateral Agency Joinder” means (i) with respect to the provisions of this Agreement relating to any Senior Credit Facility or First‑Out Hedging Counterparty, an agreement substantially in the form of Exhibit B, and (ii) with respect to the provisions of this Agreement relating to the addition of additional Grantors, an agreement substantially in the form of Exhibit C.

“Collateral Agent” means Texas Capital, together with its successors and assigns, acting solely in its capacity as collateral agent hereunder.

“Collateral Estate” has the meaning set forth in Section 2.1.

“Commercial Lending Institution” means a commercial bank engaged in oil and gas reserves-based lending in the ordinary course (including Fifth Third Bank, NA and Texas Capital Bank), including any assignee of any of the foregoing which is not otherwise a Commercial Lending Institution provided the assignee is either an Affiliate of the assigning Commercial Lending Institution, a fund managed or administered by the assigning Commercial Lending Institution or an Affiliate thereof or a fund that is managed or administered by a Person or an Affiliate of such Person that manages or administers the assigning Commercial Lending Institution.

“Commodity Hedge Agreement” means any agreement (including each confirmation entered into pursuant to any master agreement) providing for any swap, cap, collar, put, call, floor, future, option, spot, forward, emissions credit purchase or sale agreement, netting agreement or similar agreement entered into in respect of any commodity, whether physical or financial, and any agreement (including any guarantee, credit sleeve or similar arrangement) providing for credit support for the foregoing, in each case, as permitted by the Credit Agreements.

“Company” has the meaning set forth in the preamble.

“Controlling Representative” means (a) at any time prior to the earlier of (i) the Shifting Control Date and (ii) the Discharge of Term Obligations, the Term Representative, and (b) on or any time after the earlier of (i) the Shifting Control Date and (ii) the date of the Discharge of Term Obligations, the First-Out Representative (and as from time to time selected by) for the Required First-Out Debtholders.

“Credit Agreements” means, collectively, the Senior Credit Facility and the Term Loan Agreement.

“DIP Financing” means, in the event the Company or any of its subsidiaries becomes subject to any Insolvency or Liquidation Proceeding, any financing to be provided by one or more lenders under Section 364 of the Bankruptcy Code or any similar provision of any other applicable Bankruptcy Law.

“DIP Financing Liens” has the meaning set forth in Section 2.4(a).

“DIP Lenders” has the meaning set forth in Section 2.4(a).

“Discharge of Excess First‑Out Obligations” means the occurrence of all of the following:

(a)    termination or expiration of all commitments to extend credit that would constitute Excess First‑Out Obligations;

(b)    payment in full in cash of the principal of and interest and premium (if any) on all Excess First‑Out Obligations (including all interest, fees and expenses accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post‑default rate, specified in the First‑Out Documents, even if such interest, fee or expense is not enforceable, allowable or allowed as a claim in such proceeding);

(c)    discharge or cash collateralization at the lower of (i) 103% of the aggregate undrawn amount and (ii) the percentage of the aggregate undrawn amount required for release of Liens under the terms of any Senior Credit Facility in respect thereof of all outstanding letters of credit constituting Excess First‑Out Obligations; and

(d)    payment in full in cash of all other Excess First‑Out Obligations (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at or prior to such time) that are outstanding and unpaid at the time that each of the events described in clauses (a), (b) and (c) above shall have occurred.

“Discharge of First‑Out Obligations” means, subject to Section 7.16, the occurrence of all of the following:

(a)    termination or expiration of all commitments to extend credit that would constitute First‑Out Obligations (other than Excess First‑Out Obligations);

(b)    payment in full in cash of the principal of, interest and premium (if any) on and all fees in respect of all First‑Out Obligations (other than Excess First‑Out Obligations) (including all interest, fees and expenses accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post‑default rate, specified in the First‑Out Documents, even if such interest, fee or expense is not enforceable, allowable or allowed as a claim in such proceeding);

(c)    discharge or cash collateralization at the lower of (i) 103% of the aggregate undrawn amount; and (ii) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the Senior Credit Facility in respect thereof of all outstanding letters of credit constituting First-Out Obligations (other than Excess First-Out Obligations);

(d)    (i) payment in full in cash of all First‑Out Hedging Obligations and the termination of all First‑Out Hedging Agreements relating thereto, (ii) the payment in full of all amounts required to be paid to effect a novation of all First-Out Hedging Obligations (and the novation of all such obligations) to counterparties acceptable to the applicable First‑Out Hedging Counterparty, or (iii) the establishment of other arrangements with respect to such First‑Out Hedging Obligations as may be acceptable to the applicable First‑Out Hedging Counterparty (and communicated to the Collateral Agent)); and

(e)    payment in full in cash of all other First‑Out Obligations (other than Excess First‑Out Obligations and any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at or prior to such time) that are outstanding and unpaid at the time that each of the events described in clauses (a), (b), (c) and (d) above shall have occurred;

provided that, if, at any time after the Discharge of First‑Out Obligations has occurred, the Company or any other Grantor enters into any First‑Out Document evidencing a First‑Out Obligation which incurrence is not prohibited by the applicable First Lien Documents, then such Discharge of First‑Out Obligations shall automatically be deemed not to have occurred for all purposes hereof with respect to such new First‑Out Obligations (other than with respect to any actions previously taken as a result of the occurrence of such first Discharge of First‑Out Obligations), and, from and after the date on which the Company designates such Indebtedness as First‑Out Obligations, the obligations under such First‑Out Document shall automatically and without any further action be treated as First‑Out Obligations for all purposes hereof, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein and any Term Obligations shall be deemed to have been at all times Term Obligations and at no time First‑Out Obligations.

“Discharge of First Lien Obligations” means, subject to Section 7.16, the occurrence of the Discharge of First‑Out Obligations, the Discharge of Term Obligations and the Discharge of Excess First‑Out Obligations.

“Discharge of Term Obligations” means, subject to Section 7.16, the occurrence of all of the following:

(a)    termination or expiration of all commitments to extend credit that would constitute Term Obligations;

(b)    payment in full in cash of the principal of and interest and premium (if any) on all Term Obligations (including all interest, fees, premium (including the Make‑Whole Amount and Premium, as such terms are defined in the Term Loan Agreement) and expenses accrued or payable thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post‑default rate, specified in the Term Loan Documents, even if such interest, fee, premium or expense is not enforceable, allowable or allowed as a claim in such proceeding); and

(c)    payment in full in cash of all other Term Obligations (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at or prior to such time) that are outstanding and unpaid at the time that each of the events described in clauses (a) and (b) above shall have occurred;

provided that, if, at any time after the Discharge of Term Obligations has occurred, the Company or any other Grantor enters into any Term Loan Document evidencing a Term Obligation which incurrence is not prohibited by the applicable First Lien Documents, then such Discharge of Term Obligations shall automatically be deemed not to have occurred for all purposes hereof with respect to such new Term Obligations (other than with respect to any actions previously taken as a result of the occurrence of such first Discharge of Term Obligations), and, from and after the date on which the Company designates such Indebtedness as Term Obligations in accordance herewith, the obligations under such Term Loan Document shall automatically and without any further action be treated as Term Obligations for all purposes hereof, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein.

“Enforcement Action” means (a) the taking of any action to enforce any Lien in respect of the Collateral, including the institution of any foreclosure proceedings, the noticing of any public or private sale or other disposition under the Bankruptcy Code or any attempt to vacate or obtain relief from a stay or other injunction restricting any other action described in this definition, (b) the exercise of any right or remedy provided to a secured creditor on account of a Lien under the First Lien Documents (including, in either case, any delivery of any notice to seek to obtain payment directly from any account debtor of the Company or any other Grantor or the taking of any action or the exercise of any right or remedy in respect of the setoff or recoupment against, collection or foreclosure on or marshalling of the Collateral or proceeds of Collateral), under applicable law, at equity, in an Insolvency or Liquidation Proceeding or otherwise, including the acceptance of Collateral in full or partial satisfaction of a Lien, (c) the sale, assignment, transfer, lease, license, or other disposition as a secured creditor on account of a Lien of all or any portion of the Collateral, by private or public sale (judicial or non‑judicial) or any other means, (d) the solicitation of bids from third parties to conduct the liquidation of all or a portion of Collateral as a secured creditor on account of a Lien, (e) the exercise of any other enforcement right relating to the Collateral (including the exercise of any voting rights relating to any capital stock comprising a portion of the Collateral and the exercise of rights under any deposit account control agreement) whether under the First Lien Documents, under applicable law of any jurisdiction, in equity, in an Insolvency or Liquidation Proceeding, or otherwise, or (f) the appointment of a receiver, manager or interim receiver of all or any portion of the Collateral or the commencement of, or the joinder with any creditor in commencing, any Insolvency or Liquidation Proceeding against the Company or any other Grantor or any assets of the Company or any other Grantor; provided that the exercise of any netting or setoff rights, acceleration, termination, liquidation, novation, declaration of defaults or termination events, in each case by a First-Out Hedging Counterparty in connection with their First-Out Hedging Agreements or First-Out Cash Management Counterparty in connection with their First-Out Cash Management Agreements shall not be an Enforcement Action.

“Excess First‑Out Obligations” means (a) the aggregate principal amount of all indebtedness outstanding at any time under the Senior Credit Facility (with outstanding letters of credit being deemed to have a principal amount equal to the stated amount thereof, and other than First‑Out Hedging Obligations and First‑Out Cash Management Obligations) in excess of the First-Out Principal Cap, that, but for having been incurred in aggregate principal in excess of the First-Out Principal Cap, would have constituted First‑Out Obligations, and (b) all interest, fees or premiums payable on the amount set forth in clause (a).

“First Lien” means a first priority Lien (subject in priority only to Permitted Prior Liens) granted by the any Grantor in favor of the Collateral Agent pursuant to a Security Document, at any time, upon any property of the Company or such Grantor to secure First Lien Obligations.

“First Lien Debt” means, collectively, First‑Out Debt (including Excess First‑Out Obligations) and Term Debt.

“First Lien Debt Default” means any “Event of Default” under any First Lien Document or any similar event or condition (with or without the giving of notice and whether or not notice has been given) which, under the terms of any First Lien Document, in each case after giving effect to any applicable grace periods, causes (or permits holders of First Lien Debt outstanding thereunder to cause) the First Lien Debt outstanding thereunder to become immediately due and payable, or, in the case of any Hedging Obligation secured by a First Lien, permits the counterparty thereto to close out or terminate such Hedging Obligation.

“First Lien Documents” means, collectively, the Term Loan Documents and the First‑Out Documents.

“First Lien Obligations” means, collectively, Term Obligations and First‑Out Obligations.

“First‑Out Cash Management Arrangements” means a Cash Management Arrangement with a First‑Out Cash Management Counterparty which creates First‑Out Cash Management Obligations.

“First‑Out Cash Management Counterparty” has the meaning set forth in the definition of “First‑Out Cash Management Obligations”.

“First‑Out Cash Management Obligations” means, subject to Section 2.5, all Cash Management Obligations owing by the Company or any Restricted Subsidiary to the Collateral Agent or any Qualified Cash Management Counterparty (each such Person, a “First‑Out Cash Management Counterparty”); provided that, in each case, such Cash Management Obligations are permitted (or not prohibited) to be incurred and secured by a First Lien and constitute a First‑Out Secured Party under the terms of each First Lien Document.

“First‑Out Debt” means (a) Senior Hedging Obligations, (b) Indebtedness under any Senior Credit Facility (including the undrawn amount of letters of credit whether or not then available to be drawn) including any guarantees thereof, (c) First‑Out Cash Management Obligations and (d) other First‑Out Hedging Obligations; provided, in the case of any Senior Credit Facility or First‑Out Hedging Obligations (other than the Senior Hedging Obligations or hedge obligations included as a secured obligation under any Senior Credit Facility constituting First-Out Debt), that:

(i)    such Indebtedness is designated by the Company pursuant to an Additional First-Out Debt Designation, as “First‑Out Debt” in accordance with Section 3.8(b);

(ii)    the First-Out Holder of such Indebtedness (or agent or representative on behalf of such First-Out Holders) executes and delivers to the Collateral Agent a Collateral Agency Joinder on behalf of itself and, if an agent or representative for First-Out Holders, all secured parties in respect of such Indebtedness;

(iii)    all requirements set forth in this Agreement as to the confirmation, grant or perfection of the Collateral Agent’s Lien to secure such Indebtedness are satisfied; and

(iv)    such Indebtedness is pari passu in right of payment with each other Series of First Lien Debt (it being understood that there may be different Series of First‑Out Debt with different maturities and amortization profiles, but the principal amount of Indebtedness under all such Series must be pari passu in right of payment) and such Indebtedness does not have any rights senior or junior to any other Series of First‑Out Debt with respect to the application of proceeds from Collateral other than as provided herein.

“First‑Out Documents” means, collectively, each document executed and delivered in connection with the Senior Hedging Obligations, any documentation in respect of any Senior Credit Facility, each additional First‑Out Hedging Agreement, each First‑Out Cash Management Arrangement, and each other document, agreement, guarantee or instrument delivered or made pursuant to the terms thereof and related thereto.

“First‑Out Hedging Agreements” means a Hedging Agreement with a First‑Out Hedging Counterparty giving rise to any First‑Out Hedging Obligations, including the Senior Hedging Agreements.

“First‑Out Hedging Counterparty” means any Qualified Hedging Counterparty.

“First‑Out Hedging Obligations” means (a) all Senior Hedging Obligations and (b) all other Hedging Obligations included as secured obligations under the Senior Credit Facility or otherwise owed by the Company to any First-Out Hedging Counterparty; provided that such Hedging Obligations in clause (b) are permitted (or not prohibited) to be incurred and secured by a First Lien and constitute a First-Out Obligation under the terms of each First Lien Document. All Hedging Obligations arising or existing under any Hedging Agreement entered into with (i) a First‑Out Hedging Counterparty in effect on the date hereof shall constitute First‑Out Hedging Obligations and (ii) a Senior Hedging Party, shall constitute First-Out Hedging Obligations.

“First-Out Holder” means each First-Out Lender and each First-Out Hedging Counterparty.

“First‑Out Lender” means each “Lender” (or equivalent term) as defined in the Senior Credit Facility.

“First‑Out Obligations” means the First‑Out Debt and all other “obligations” (or equivalent term) as defined in the applicable First‑Out Documents.

“First-Out Principal Cap” means, as of any date, $100,000,000.

“First‑Out Representative” means as of (a) the Closing Date, Mercuria Energy Trading SA and (b) upon execution by the Company of a Senior Credit Facility, the Senior Credit Facility Agent shall become the First-Out Representative without the requirement of any action of the Required First-Out Debtholders (provided such Senior Credit Facility Agent executes and delivers a Collateral Agency Joinder in accordance herewith for such Series of First‑Out Debt); provided, that notwithstanding the above, at any time the First-Out Representative shall be that Person designated by an action of the Required First-Out Debtholders.

“First‑Out Secured Party” means each holder of a First‑Out Obligation, including the First‑Out Representative and the Senior Credit Facility Agent.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity, exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grantor” means each of, and “Grantors” means, collectively, (a) each Person signatory hereto as a “Grantor” on the date hereof and (b) any other Person (if any) that at any time provides collateral security for any First Lien Obligations (including, a Person that executes and delivers a Collateral Agency Joinder in accordance with Section 7.14).

“Hedging Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross‑currency rate swap transactions, currency options, spot contracts, Commodity Hedge Agreements, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, in each case, to the extent permitted under the Credit Agreements.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person incurred under Hedging Agreements in the ordinary course of business and not for speculative purposes.

“Indebtedness” has the meaning assigned to such term in the Credit Agreements or to such term or other similar term in any applicable First Lien Document as context requires.

“Insolvency or Liquidation Proceeding” means:

(a)    any case or proceeding commenced by or against the Company or any other Grantor under the Bankruptcy Code or any other Bankruptcy Law, any other case or proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(b)    any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(c)    any other case or proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, orders, decrees, injunctions or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any capitalized lease having substantially the same economic effect as any of the foregoing).

“Master Agreement” has the meaning specified in the definition of “Hedging Agreements.”

“Mortgage” has the meaning set forth in Section 3.8(d)(i).

“Mortgaged Property” has the meaning set forth in Section 3.8(d)(i).

“Non‑Recourse Persons” has the meaning set forth in Section 7.21.

“Obligations” means the obligations to pay any principal (including reimbursement obligations and obligations to provide cash collateral with respect to letters of credit whether or not drawn), interest (including all interest, fees and expenses accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post‑default rate even if such interest, fee or expense is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), penalties, fees, charges, expenses, indemnifications, reimbursements, damages, guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Officer’s Certificate” means a certificate signed by an officer of Company, including:

(a)    a statement that the Person executing such certificate has read the applicable covenant(s) or condition(s);

(b)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant(s) or condition(s) has been satisfied; and

(c)    a statement as to whether or not, in the opinion of such Person, such condition(s) or covenant(s) has been satisfied.

“Permitted Prior Liens” means Liens described in the Credit Agreements as not prohibited (or permitted) from having priority over the First Liens and that are similarly not prohibited under any other First Lien Document.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, or other dispositive type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Purchase Price” has the meaning set forth in Section 2.5(b).

“Purchase Triggering Event” has the meaning set forth in Section 2.5(a).

“Qualified Cash Management Counterparty” means (a) the Senior Credit Facility Agent or any other First‑Out Representative or any of their respective Affiliates, and (b) any Person that is or was a First‑Out Lender under any Senior Credit Facility or any Affiliate of such First‑Out Lender, in each case, at the time the applicable Cash Management Arrangements were entered into.

“Qualified Hedging Counterparty” means (a) the Senior Hedging Parties, (b) the Senior Credit Facility Agent or any other First‑Out Representative or any of their respective Affiliates, (c) any Person that is or was a First‑Out Lender under the Senior Credit Facility or any Affiliate of such First‑Out Lender, in each case, at the time the applicable Hedging Agreement(s) were entered into, and (d) any other Person whose short-term issuer credit rating at the time of entering into the Hedging Agreement is A‑1 or higher by S&P Global Ratings or whose senior unsecured long‑term debt obligations at the time of entering into the Hedging Agreement are rated A+ or higher by S&P Global Ratings or, in each case, an equivalent rating by another internationally recognized statistical rating organization of similar standing (or whose obligations under the Hedging Agreement are guaranteed by another Person satisfying the foregoing ratings criteria).

“Reaffirmation Agreement” means an agreement reaffirming the security interests granted to the Collateral Agent under the Security Documents in substantially the form attached as Exhibit 1 to Exhibit A of this Agreement.

“Representative” means (a) in the case of the Term Loan Agreement, the Term Representative, (b) in the case of First‑Out Obligations, the First‑Out Representative.

“Required First‑Out Debtholders” means the First-Out Holders holding a majority (subject to any voting restrictions contained in the applicable First‑Out Documents for “defaulting lenders” and other lenders that are not entitled to vote) of the sum of the aggregate principal amount of First‑Out Debt (including the net termination amount (which shall not be less than zero) of First‑Out Hedging Obligations or accrued First‑Out Cash Management Obligations but excluding loans under any Senior Credit Facility that constitute Excess First‑Out Obligations) outstanding and of commitments with respect thereto, if any, plus the net termination amount (which shall not be less than zero) then payable (or that would be payable) by the Company or any Subsidiary of the Company to the First‑Out Hedging Counterparties upon termination of all First‑Out Hedging Agreements.

“Required First Lien Debtholders” means, collectively, the Required Term Debtholders and the Required First‑Out Debtholders.

“Required Term Debtholders” means the holders of a majority (subject to any voting restrictions contained in the applicable Term Loan Documents for “defaulting lenders” and other lenders that are not entitled to vote) of the aggregate principal amount of Term Debt outstanding and of commitments with respect thereto, if any.

“Responsible Officer” means the chief executive officer, president, executive vice president, vice president, chief financial officer, chief legal officer of the Company or any other Grantor. Any document delivered hereunder that is signed by a Responsible Officer of the Company or any other Grantor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Secured Party” means each holder of First Lien Obligations, the Collateral Agent and each Representative.

“Security Agreement” means that certain Guarantee and Security Agreement, dated as of the date hereof, among the Company, the other Grantors from time to time party thereto and the Collateral Agent (as may be amended, amended and restated, supplemented or otherwise modified from time to time).

“Security Documents” means this Agreement, the Security Agreement, each Collateral Agency Joinder and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements, any intellectual property security agreements or other similar agreement, or other grants or transfers for security executed and delivered by the Company or any other Grantor creating (or purporting to create) a First Lien upon Collateral in favor of the Collateral Agent, for the benefit of any of the Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and Section 7.1.

“Senior Credit Facility” means a revolving credit facility and each other revolving credit facility that refunds, refinances or replaces such revolving credit facility; provided, that, in each case, (a) the aggregate principal amount of Indebtedness of borrowings and letters of credit thereunder does not exceed $100,000,000 at any time outstanding, (b) at all times one or more Commercial Lending Institutions hold not less than a majority of the commitments thereunder and (c) the agent thereunder, on behalf of itself and each lender or other secured party thereunder, has executed and delivered a Collateral Agency Joinder and such other documents required pursuant to the terms hereof.

“Senior Credit Facility Agent” means, with respect to any Senior Credit Facility, the administrative agent under such Senior Credit Facility, and each successor thereto designated in accordance with the terms thereof.

“Senior Hedging Obligations” means Hedging Obligations incurred under Hedging Agreements (whether now existing or hereafter entered into) with any Senior Hedging Parties.

“Senior Hedging Parties” means each of those parties to a Hedging Agreement with any Loan Party on the date hereof and a party to this Agreement, including each of Macquarie Bank Limited, Mercuria Energy Trading SA and Wells Fargo Bank, N.A.

“Series of First‑Out Debt” means, severally, each of (a) the obligations arising under any Senior Credit Facility, (b) the obligations arising under the First-Out Hedging Agreements executed with any First-Out Hedging Counterparty, and (c) the obligations under the First-Out Cash Management Arrangements; provided obligations arising under any Hedging Agreement or Cash Management Arrangement and characterized as “Obligations” (or equivalent term) under a Series of First‑Out Debt shall be considered to be part of the same series as such Series of First‑Out Debt.

“Series of First Lien Debt” means, severally, the Term Debt and the First‑Out Debt.

“Shifting Control Date” means the date upon which (a) the acceleration of any First‑Out Debt has occurred and is continuing and (b) the First-Out Representative, at the direction of the Required First-Out Debtholders, delivers written notice to the Collateral Agent (in accordance with Section 7.6 and specifying both the first day and the last day of the corresponding Standstill Period) that (1) the conditions under clause (a) have been met, (2) the Standstill Period has expired and (3) the Required First-Out Debtholders wish to commence or continue an Enforcement Action pursuant to the terms hereof.

“Standstill Period” means the period of 180 consecutive days commencing on the date on which the Term Representative delivers a notice to the First-Out Representative that the acceleration of any First Lien Debt has occurred and is continuing; provided that such period shall be extended so long as the Term Representative (as directed by an action of the Required Term Debtholders) has instructed (or shall be seeking relief from any stay or other prohibition in any Insolvency or Liquidation Proceeding otherwise precluding the Term Representative from instructing) the Collateral Agent to commence an Enforcement Action under the terms of this Agreement, and the Collateral Agent (acting at the written direction of the Term Representative as the then Controlling Representative) is diligently pursuing (or shall be seeking relief from any stay or other prohibition in any Insolvency or Liquidation Proceeding otherwise precluding the Collateral Agent from so diligently pursuing) an Enforcement Action against Collateral.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (a) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (b) more than half of the issued share capital is at the time beneficially owned, or (c) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Term Debt” means Indebtedness in respect of the Term Loan Agreement, including the “Loans” and other “Obligations” thereunder as defined in the Term Loan Agreement.

“Term Loan Documents” means, collectively, the Term Loan Agreement and any agreement, instrument, or arrangement pursuant to which any other Term Debt is incurred, guaranteed and/or secured in accordance with the terms of each applicable First Lien Document and the Security Documents related thereto (other than any Security Documents that do not secure Term Obligations).

“Term Lender” means each “Lender” (or equivalent term, including any noteholder or bondholder, as applicable) as defined in the Term Loan Agreement.

“Term Loan Agreement” means that certain Credit Agreement, dated as of September 12, 2023 among the Company, the lenders party thereto, Texas Capital, as administrative agent, and Chambers Energy, as the collateral agent, as amended, modified, supplemented or restated or otherwise modified from time to time, including by or pursuant to any agreement or instrument that extends the maturity of any Indebtedness thereunder, or increases the amount of available borrowings thereunder or adds Subsidiaries of the Company as additional borrowers or guarantors thereunder, in each case with respect to such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, noteholder or any group of any of the foregoing.

“Term Obligations” means, the Term Debt and all other Obligations (as defined in the applicable Term Loan Documents) in respect thereof.

“Term Representative” means Chambers Energy, in its capacity as collateral agent under the Term Loan Agreement, and each successor thereto designated in accordance with the terms of the Term Loan Agreement.

“Term Secured Parties” means each holder of a Term Obligation, including each Term Representative and the Collateral Agent.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

Section 1.2    Rules of Interpretation.

(a)    All capitalized terms used in this Agreement and not otherwise defined herein have the meanings assigned to them in the Credit Agreements as in effect on the date hereof.

(b)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(c)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement or any other Security Document shall refer to such Security Document as a whole and not to any particular provision thereof.

(d)    Article, Section, Exhibit and Schedule references are to references to Articles, Sections, Exhibits and Schedules in this Agreement unless otherwise provided.

(e)    The term “including” is by way of example and not limitation.

(f)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(g)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(h)    Section headings herein and in the other Security Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Security Document.

(i)    Unless otherwise expressly provided herein, (i) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements and other modifications thereto and (ii) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

(j)    This Agreement and the other Security Documents will be construed without regard to the identity of the party who drafted it and as though the parties participated equally in drafting it. Consequently, each of the parties acknowledges and agrees that any rule of construction that a document is to be construed against the drafting party will not be applicable either to this Agreement or the other Security Documents.

ARTICLE 2
FIRST LIEN DEBT

Section 2.1    First Lien Debt. To secure the payment of the First Lien Obligations and in consideration of the premises and the mutual agreements set forth herein, each of the Grantors, each Representative and each other Secured Party hereby grants, and confirms the grant of, Liens in favor of the Collateral Agent, and the Collateral Agent hereby accepts and agrees to hold, under this Agreement for the benefit of all current and future Secured Parties, on all of such Grantor’s right, title and interest in, to and under all Collateral and on all Liens now or hereafter granted to the Collateral Agent by each Grantor under any Security Document for the benefit of the Secured Parties, together with all of the Collateral Agent’s right, title and interest in, to and under the Security Documents, and all interests, rights, powers and remedies of the Collateral Agent thereunder or in respect thereof and all cash and non‑cash proceeds thereof (collectively, the “Collateral Estate”).

The Collateral Agent and its successors and assigns under this Agreement will hold the Collateral Estate for the benefit solely and exclusively of all current and future Secured Parties as security for the payment of all present and future First Lien Obligations.

Notwithstanding the foregoing, if at any time:

(a)    the Discharge of First Lien Obligations has occurred;

(b)    no monetary obligation (other than indemnification and other contingent obligations not then due and payable and letters of credit that have been cash collateralized at 103% of the aggregate undrawn amount) is outstanding and payable under this Agreement to the Collateral Agent or any of its agents (whether in an individual or representative capacity)

(c)    the Collateral Agent holds no other property as part of the Collateral Estate;

(d)    all Liens securing the First Lien Obligations have been released as provided in Section 4.1; and

(e)    the Company delivers to the Collateral Agent an Officer’s Certificate stating that all Liens of the Collateral Agent have been released in compliance with all applicable provisions of the First Lien Documents and that the Grantors are not required by any First Lien Document to grant any Lien upon any property, then this Agreement and the Collateral Estate arising hereunder will terminate (subject to any reinstatement pursuant to Section 7.16, except that all provisions under any First Lien Documents that are expressly stated to survive termination of any First Lien Obligations that are enforceable by the Collateral Agent or any of its co‑trustees or agents (whether in an individual or representative capacity) will remain enforceable in accordance with their terms.

The parties further declare and covenant that the Collateral Estate will be held and distributed by the Collateral Agent subject to the further agreements herein.

Section 2.2    Collateral Shared Equally and Ratably. The parties to this Agreement agree that the payment and satisfaction of all of the First Lien Obligations will be secured equally and ratably by the First Lien established in favor of the Collateral Agent for the benefit of the Secured Parties, notwithstanding the time of incurrence of any First Lien Obligations (including any First Lien Obligations arising from guarantees) or time or method of creation or perfection of any First Liens securing such First Lien Obligations and notwithstanding any provision of the UCC or any other applicable law or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing the First Lien Obligations or any other circumstance whatsoever, whether or not any Insolvency or Liquidation Proceeding has been commenced against the Company or any other Grantor. It is the intent of the parties hereto that all First Lien Obligations will be and are secured equally and ratably by all First Liens at any time granted by the Company or any other Grantor to secure any First Lien Obligations, whether or not upon property otherwise constituting collateral for such First Lien Obligations, and that all such First Liens will be enforceable by the Collateral Agent for the benefit of all Secured Parties equally and ratably.

Section 2.3    Similar Collateral and Agreements.

(a)    Except as otherwise set forth herein, the parties to this Agreement agree that it is their intention that the Collateral securing the First Lien Obligations be identical as to each Series of First Lien Debt. In furtherance of the foregoing, the parties hereto agree that all First Lien Obligations shall be secured by the same set of Security Documents granting liens and security interests in favor of the Collateral Agent, for the benefit of the Secured Parties.

(b)    Notwithstanding anything herein or in any Security Document to the contrary, prior to any Enforcement Action or Insolvency or Liquidation Proceeding (i) funds deposited for the satisfaction, discharge, redemption or defeasance of any Series of First Lien Debt shall be solely for the benefit of the applicable Secured Parties and (ii) cash collateral deposited with any Representative or Secured Party or other support provided in respect of letters of credit under the Senior Credit Facility, First-Out Hedging Obligations or First-Out Cash Management Obligations, in each case, which are secured under the applicable First Lien Documents, shall be solely for the benefit of the Secured Party holding such cash collateral or other support.

Section 2.4    Insolvency Matters.

(a)    If any Grantor shall become subject to an Insolvency or Liquidation Proceeding under the Bankruptcy Code or other applicable Bankruptcy Law and shall, as debtor(s)‑in‑possession, move for approval of a DIP Financing under Section 364 of the Bankruptcy Code (or any similar provision of any other Bankruptcy Law) to be provided by one or more lenders (the “DIP Lenders”) and/or the use of cash or other collateral under Section 363 of the Bankruptcy Code (or any similar provision of any other Bankruptcy Law), each Secured Party agrees that it will not raise any objection to any such financing or to the Liens on the Collateral securing the same (“DIP Financing Liens”) or to any use of cash or other collateral or to grant of any administrative expense priority under Section 364 of the Bankruptcy Code (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Collateral, each Secured Party will subordinate its Liens with respect to such Collateral (other than any Liens of any Secured Parties constituting DIP Financing Liens and customary trustee and professional fee carve‑outs), and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Collateral granted to secure First Lien Obligations, each Secured Party will confirm the priorities with respect to such Collateral as set forth herein); provided, in each case, that:

(A)    all DIP Lenders are then-current First-Out Lenders and/or Term Lenders;

(B)    the maximum principal amount of Indebtedness permitted under such DIP Financing does not exceed $25,000,000;

(C)    the Secured Parties retain the benefit of their Liens on all such Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis‑à‑vis all the other Secured Parties (other than any Liens of the Secured Parties constituting new-money DIP Financing Liens and customary trustee and professional fee carve‑outs) as existed prior to the commencement of such Insolvency or Liquidation Proceeding;

(D)    the Secured Parties are granted Liens on any additional or replacement collateral pledged to any Secured Parties as adequate protection or otherwise in connection with such DIP Financing and/or use of cash or other collateral, with the same priority vis‑à‑vis all other Secured Parties as set forth in this Agreement (other than any Liens of any Secured Parties constituting new-money DIP Financing Liens);

(E)    if any amount of such DIP Financing and/or cash or other collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 3.4;

(F)    if any Secured Parties are granted adequate protection with respect to the First Lien Obligations subject hereto, including in the form of periodic payments, in connection with such use of cash or other collateral and/or DIP Financing, all other Secured Parties shall be granted adequate protection on the same basis (provided the proceeds of such adequate protection will be applied pursuant to Section 3.4);

(G)    the terms of such DIP Financing do not provide for the sale of a substantial part of the Collateral or require the confirmation of a plan of reorganization containing specific terms or provisions (other than repayment in cash of such DIP Financing on the effective date thereof); provided, that the Secured Parties of each Series of First Lien Debt shall have a right to object to the grant of a Lien to secure the DIP Financing over any property or assets subject to Liens in favor of the Secured Parties of such Series of First Lien Debt or its Representative of the type described in Section 2.3(b); and

(H)    (i) for the 30-day period beginning on the date the Company first solicits proposals for any DIP Financing, the First-Out Lenders shall have the exclusive right to propose a DIP Financing, and (ii) thereafter, if no First-Out Lender has delivered a DIP Financing proposal to the Company or the Company has rejected all such proposals, then the Term Lenders shall be permitted to offer and to provide DIP Financing so long as such DIP Financing does not include any provisions for “roll up”, repayment or refinancing of Term Obligations, or any extension of Liens or administrative claims for the benefit of the Term Obligations that are not subject to the provisions hereof with respect to the liens for the benefit of the First-Out Obligations, or other forms of cross-collateralization with respect to the Term Obligations and shall expressly provide that the First-Out Obligations shall receive similar treatment.

(b)    The Secured Parties receiving adequate protection shall not object to any other Secured Parties receiving adequate protection to the extent they are granted comparable adequate protection in connection with a DIP Financing and/or use of cash or other collateral. Any cash or other collateral provided to repay any of the First Lien Obligations shall be applied as provided in Section 3.4.

(c)    Each Representative, for itself and on behalf of each other Secured Party waives any claim that may be had against either Representative or any other Secured Party arising out of any DIP Financing Liens or administrative expense priority under Section 364 of the Bankruptcy Code (in each case that is granted in a manner that is not prohibited by this Agreement).

(d)    None of the Term Representative or any other Secured Party shall oppose or seek to challenge any claim by any Secured Party for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of post‑petition interest, fees or expenses to the extent of the value of the Lien of the Collateral Agent.

(e)    None of any Term Representative or any other Secured Party (whether in the capacity of a secured creditor or an unsecured creditor) shall propose, vote in favor of, or otherwise directly or indirectly support any Plan of Reorganization that is inconsistent with or in violation of the priorities or other provisions of this Agreement, other than with the prior written consent of the First‑Out Representative or to the extent any such plan is proposed or supported by the number of First‑Out Secured Parties required for First-Out Secured Parties’ class to be an accepting class under section 1126(c) of the Bankruptcy Code without taking into consideration any votes in that class on account of claims that are not First-Out Obligations. Furthermore, none of any Term Representative or any other Term Secured Party (whether in the capacity of a secured creditor or an unsecured creditor) shall object to or contest (or support any other party in objection or contesting) a Plan of Reorganization or other dispositive restructuring plan on the grounds that the First-Out Obligations and Term Obligations are classified separately so long as such plan are not inconsistent with or in violation of the priorities or other provisions of this Agreement.

(f)    The Collateral Agent (on behalf of the First‑Out Secured Parties) and the First‑Out Representative, for itself and on behalf of the First‑Out Secured Parties, and the Collateral Agent (on behalf of the Term Secured Parties) and the Term Representative for itself and on behalf of the Term Secured Parties, acknowledges and agrees that because of, among other things, their differing rights to payment of the proceeds of the Collateral, the First‑Out Obligations are fundamentally different from the Term Obligations, are not substantially similar to the Term Obligations within the meaning of Bankruptcy Code Section 1122(a), and must be separately classified in any Plan of Reorganization proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First‑Out Secured Parties and the claims of the other Term Secured Parties who are not First‑Out Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of secured claims), then each of the parties hereto hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of secured claims against the Grantors in respect of the Collateral (for this purpose ignoring all claims held by the Term Secured Parties who are not First‑Out Secured Parties) and the First‑Out Secured Parties shall be entitled to receive, in addition to amounts distributed to them from, or in respect of, the Collateral in respect of principal, pre‑petition interest and other claims, all amounts owing in respect of post‑petition interest, fees, costs, expenses, premiums, and other charges, irrespective of whether a claim for such amounts is allowed or allowable in such Insolvency or Liquidation Proceeding, before any distribution from, or in respect of, any Collateral is made in respect of the claims held by the Term Secured Parties who are not First‑Out Secured Parties, with the Collateral Agent (on behalf of the Term Secured Parties who are not First‑Out Secured Parties) and the Term Secured Parties who are not First‑Out Secured Parties acknowledging and agreeing to turn over to the First‑Out Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this clause (e), even if such turnover has the effect of reducing or eliminating the claim or recovery of the Term Secured Parties who are not First‑Out Secured Parties.

(g)    The Secured Parties irrevocably agree that this Agreement (including the provisions of Section 3.4) constitutes a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code or any similar provision of any other applicable Bankruptcy Law.

(h)    If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a Plan of Reorganization, both on account of First‑Out Obligations and on account of Term Obligations, then, the provisions of this Agreement will survive such distribution and will apply with like effect to the Liens securing such debt obligations.

Section 2.5    Purchase Right.

(a)    Without prejudice to the enforcement of any of the First‑Out Secured Parties’ remedies under the First‑Out Documents, this Agreement, at law or in equity or otherwise, the First‑Out Secured Parties agree that at any time following the earliest to occur of (i) an acceleration of any of the First‑Out Obligations in accordance with the terms of the applicable First‑Out Documents, (ii) a payment default under any First‑Out Document that has not been cured or waived by the applicable First‑Out Secured Parties within 60 days of the occurrence thereof or (iii) the commencement of any Insolvency or Liquidation Proceeding with respect to any Grantor (any of clauses (i), (ii) or (iii), a “Purchase Triggering Event”), the First‑Out Representative will send written notice of a Purchase Triggering Event to the Term Representative. Upon the Term Representative’s receipt of such written notice, the Term Secured Parties shall have 15 days to irrevocably offer to the First‑Out Secured Parties to purchase the entire aggregate amount (but not less than the entirety) of outstanding First‑Out Obligations (including unfunded commitments under any First‑Out Document that have not been terminated at such time, but for the avoidance of doubt excluding any Excess First‑Out Obligations) at the Purchase Price without warranty or representation or recourse except as provided in Section 2.5(d), on a pro rata basis among the First‑Out Secured Parties, which offer may be made by less than all of the Term Secured Parties so long as all the accepting Term Secured Parties shall when taken together purchase such entire aggregate amount as set forth above.

(b)    The “Purchase Price” will equal the sum of (1) the full amount of all First‑Out Obligations then‑outstanding and unpaid at par (including principal, accrued but unpaid interest, fees and expenses and any other unpaid amounts, including breakage costs, but excluding any prepayment penalties or premiums and excluding for the avoidance of doubt any Excess First‑Out Obligations), (2) the cash collateral to be furnished to the First‑Out Secured Parties providing letters of credit under the First‑Out Documents in such amount (not to exceed the lower of (x) 103% of the aggregate undrawn amount and (y) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the First‑Out Documents) as such First‑Out Secured Parties determine is reasonably necessary to secure such First‑Out Secured Parties in connection with any such outstanding and undrawn letters of credit, (3) in the case of First-Out Hedging Obligations, the Term Secured Parties shall cause the applicable First-Out Hedging Agreements to be assigned and novated or, if such agreements have been terminated, such purchase price shall include an amount equal to the sum of any unpaid amounts then due in respect of such Hedging Obligations, after giving effect to any netting arrangements and (4) all accrued and unpaid fees, expenses and other amounts (including attorneys’ fees and expenses, but excluding Excess First‑Out Obligations) owed to the First‑Out Secured Parties under or pursuant to the First‑Out Documents on the date of purchase.

(c)    If the Term Secured Parties make such offer within 15 days of the Term Representative’s receipt written notice of a Purchase Triggering Event, the parties shall endeavor to close promptly thereafter pursuant to documentation mutually acceptable to each of the Representatives. If the Term Secured Parties do not offer to purchase the outstanding First‑Out Obligations in accordance with Section 2.5(a) before the expiration of the 15-day period, the First‑Out Secured Parties shall have no further obligations pursuant to this Section 2.5 and may take any further actions in their sole discretion in accordance with the First‑Out Documents and this Agreement. Each First‑Out Secured Party will retain all rights to indemnification provided in the relevant First‑Out Documents for all claims and other amounts relating to periods prior to the purchase of the First‑Out Obligations pursuant to this Section 2.5, in each case, if any.

(d)    The purchase and sale of the First‑Out Obligations under this Section 2.5 will be without recourse and without representation or warranty of any kind by the First‑Out Secured Parties, except that the First‑Out Secured Parties shall severally and not jointly represent and warrant to the Term Secured Parties that on the date of such purchase, immediately before giving effect to the purchase;

(i)    the principal of and accrued and unpaid interest on the First‑Out Obligations (other than Excess First-Out Obligations), and the fees and expenses thereof owed to the respective First‑Out Secured Parties, are as stated in any assignment agreement prepared in connection with the purchase and sale of the First‑Out Obligations; and

(ii)    each First‑Out Secured Party owns the First‑Out Obligations purported to be owned by it free and clear of any Liens and participation interests (which shall be elevated or otherwise extinguished as part of the purchase option exercise).

(e)    Notwithstanding anything to the contrary herein, and solely for purposes of this Section 2.5, the terms “First‑Out Secured Parties” and “Term Secured Parties” as used in this Section 2.5 shall exclude the Collateral Agent.

ARTICLE 3
OBLIGATIONS AND POWERS OF COLLATERAL AGENT

Section 3.1    Appointment and Undertaking of the Collateral Agent.

(a)    Each Secured Party (other than the Collateral Agent) acting through its respective Representative and/or by its acceptance of the Security Documents hereby appoints the Collateral Agent to serve as collateral agent hereunder (and under the other Security Documents) on the terms and conditions set forth herein. Subject to, and in accordance with, this Agreement, the Collateral Agent will, as collateral agent, for the benefit solely and exclusively of the present and future Secured Parties, acting at the written direction of the Controlling Representative:

(i)    accept, enter into, hold, maintain, administer and enforce all Security Documents to which the Collateral Party is a party, including all Collateral subject thereto, and all Liens created thereunder, perform its obligations hereunder and under the Security Documents to which it is a party and protect, exercise and enforce the interests, rights, powers and remedies granted or available to it under, pursuant to or in connection with the Security Documents (including in connection with any Enforcement Action or Insolvency or Liquidation Proceeding);

(ii)    take all lawful and commercially reasonable actions permitted under the Security Documents that it may deem necessary or advisable to protect or preserve its interest in the Collateral subject thereto and such interests, rights, powers and remedies;

(iii)    deliver and receive notices pursuant to this Agreement and the Security Documents;

(iv)    sell, assign, collect, assemble, foreclose on, institute legal proceedings with respect to, take any Enforcement Action, or otherwise exercise or enforce the rights and remedies of a secured party (including a mortgagee, trust deed beneficiary and insurance beneficiary or loss payee) with respect to the Collateral under the Security Documents and its other interests, rights, powers and remedies;

(v)    remit as provided in Section 3.4(a) all cash proceeds received by the Collateral Agent from an Enforcement Action under the Security Documents or any of its other interests, rights, powers or remedies or otherwise received by it in accordance with Section 3.4(a);

(vi)    execute and deliver (i) amendments and supplements to the Security Documents as from time to time authorized pursuant to Section 7.1 (to the extent the Collateral Agent has received an Officer’s Certificate as required by Section 7.1(c)) and (ii) acknowledgements of Collateral Agency Joinders and Additional First-Out Debt Designations delivered pursuant to Section 3.8 or Section 7.14 hereof; and

(vii)    release or subordinate any Lien granted to it by any Security Document upon any Collateral if and as required by Section 3.2, Section 4.1 or Section 4.4.

(b)    Each party to this Agreement acknowledges and consents to the undertaking of the Collateral Agent set forth in Section 3.1(a) and agrees to each of the other provisions of this Agreement applicable to the Collateral Agent.

(c)    Notwithstanding anything to the contrary contained in this Agreement, the Collateral Agent will not commence any Enforcement Action or otherwise take any action or proceeding against any of the Collateral unless and until it shall have been directed by written notice from the Controlling Representative and then only in accordance with the provisions of this Agreement, other than with respect to maintaining, protecting or preserving the Collateral or Liens thereon or the perfection thereof.

(d)    Notwithstanding anything to the contrary contained in this Agreement, none of the Company or any of its Affiliates may serve as Collateral Agent, Controlling Representative or Representative.

Section 3.2    Release or Subordination of Liens. The Collateral Agent will not release or subordinate any First Lien of the Collateral Agent or consent to the release or subordination of any First Lien of the Collateral Agent, except:

(a)    as permitted in accordance with the terms of each Series of First Lien Documents or otherwise as directed by the Controlling Representative, in each case, (i) subject to any additional restrictions or consents imposed pursuant to the terms of this Agreement and (ii) accompanied by an Officer’s Certificate of the Company that includes a certification that the release or subordination was permitted by each applicable First Lien Document and otherwise setting forth the requirements of Section 4.1(b);

(b)    as required by Article 4; or

(c)    as ordered pursuant to applicable law under a final and nonappealable order or judgment of a court of competent jurisdiction.

Section 3.3    Enforcement of Liens.

(a)    (i) The Collateral Agent shall act or refrain from acting with respect to the Collateral, only on the written instructions of the Controlling Representative, (ii) the Collateral Agent shall not follow any instructions with respect to the Collateral from any Secured Party other than the Controlling Representative and (iii) no Secured Party (other than the Representative acting as the Controlling Representative) shall, or shall instruct the Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to (including any Enforcement Action) or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Collateral, whether under any Security Document, applicable law or otherwise, it being agreed that only the Collateral Agent, acting on the written instructions of the Controlling Representative and in accordance with the applicable Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Collateral, including any Enforcement Action; provided that, if and to the extent that such Enforcement Action is to be conducted through receivership, a court‑appointed receiver will be utilized. If the Collateral Agent at any time receives written notice from the Controlling Representative stating that a First Lien Debt Default has occurred, the Collateral Agent at the written direction of the Controlling Representative will promptly deliver written notice thereof to each other Representative. Notwithstanding the equal priority of the Liens on the Collateral, the Collateral Agent (acting on the written instructions of the Controlling Representative) may deal with the Collateral as if the Controlling Representative had a senior Lien on the Collateral. No Secured Party will contest, protest or object to any Enforcement Action brought by the Collateral Agent or any other exercise by the Collateral Agent of any rights and remedies relating to the Collateral, in each case, in accordance with the terms of this Agreement. Notwithstanding the foregoing, (i) in any Insolvency or Liquidation Proceeding, any Representative, Collateral Agent or any other Secured Party may file a proof of claim or statement of interest with respect to any Obligations owed to the applicable First-Out Secured Parties or Term Secured Parties; (ii) any Representative or any other Secured Party may take any action to preserve or protect (but not enforce) the validity and enforceability of the Liens granted in favor of the Secured Parties, provided that no such action is, or could reasonably be expected to be, (A) adverse to the rights of the Controlling Representative or any other Controlling Secured Parties to exercise remedies in respect thereof or (B) otherwise inconsistent with the terms of this Agreement; and (iii) any Representative or any other Secured Party may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims or Liens of such Secured Party, including any claims secured by the Collateral, in each case, to the extent not inconsistent with the terms of this Agreement.

(b)    Subject to Section 2.3(b) and Section 2.4(a), each Representative, on behalf of itself and the Secured Parties for which it is acting hereunder, agrees that it will not accept any Lien on any Collateral for the benefit of any First Lien Obligations other than pursuant to the Security Documents, and by executing this Agreement (or a Collateral Agency Joinder, as applicable), each Representative and each Secured Party for which such Representative is acting hereunder agree to be bound by the provisions of this Agreement and the other Security Documents applicable to it.

(c)    Each Representative, on behalf of itself and each Secured Party for which it is acting hereunder, agrees that (i) it will not challenge or question in any proceeding (including any Insolvency or Liquidation Proceeding) the validity, allowability or enforceability of any First Lien Obligations or any First Lien Document or the validity, attachment, perfection or priority of any Lien under any First Lien Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not seek, and hereby waives any right, to have any Collateral or any part thereof marshalled upon any foreclosure or other disposition of such Collateral; (iii) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; (iv) it will not object to or oppose, and shall be deemed to consent to, a sale or other disposition of any Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any similar provision of any other applicable Bankruptcy Law or any other provision of the Bankruptcy Code or any other Bankruptcy Law, if the Collateral Agent (acting at the direction of the Controlling Representative) shall have consented to such sale or disposition of such Collateral, the First Liens attach to the proceeds of such sale or disposition, and the proceeds of such sale or disposition received by the Collateral Agent are applied in accordance with the priority provisions of Section 3.4(a); (v) it will not object to or otherwise contest (or support any other Person contesting), any motion for relief from the automatic stay (including under Section 362 of the Bankruptcy Code or any similar provision of any other applicable Bankruptcy Law) or from any injunction against foreclosure or enforcement in respect of the Collateral made by the Collateral Agent (acting at the direction of the Controlling Representative); (vi) it will not seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding (including under Section 362 of the Bankruptcy Code or any similar provision of any other applicable Bankruptcy Law) in respect of any Collateral, without the prior written consent of the Collateral Agent (acting at the direction of the Controlling Representative); (vii) it will not object to, or otherwise contest (or support any Person contesting), (A) any request by the Collateral Agent (acting at the direction of the Controlling Representative) for adequate protection on account of the Collateral or (B) any objection by the Collateral Agent (acting at the direction of the Controlling Representative) to any motion, relief, action or proceeding based on the Collateral Agent’s claimed lack of adequate protection with respect to the Collateral; (viii) it will not assert or enforce (or support any Person asserting or enforcing) any claim under Section 506(c) of the Bankruptcy Code (or any similar provision of any other applicable Bankruptcy Law) pari passu with or on a senior basis to the First Liens for costs or expenses of preserving or disposing any Collateral; (ix) it will not take or cause to be taken any action the purpose or effect of which is to give any Term Secured Party any preference or priority relative to, the First-Out Secured Parties with respect to the Collateral or any part thereof; and (x) other than as otherwise provided herein, oppose or otherwise contest (or support any other Person contesting) any lawful exercise by the Collateral Agent (acting at the direction of the Controlling Representative) of the right to credit bid at any sale of Collateral (including under Section 363(f) of the Bankruptcy Code or any similar provision of any other applicable Bankruptcy Law); provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Collateral Agent or any other Secured Party to enforce this Agreement.

(d)    The First‑Out Representative, for itself and on behalf of each other First‑Out Secured Party, hereby agrees that the Term Representative shall have the right to credit bid the Term Obligations in accordance with Sections 363(k) or 1129 of the Bankruptcy Code or any other applicable law and further that neither the First‑Out Representative or any other First‑Out Secured Party shall (or shall join with or support any third party in opposing, objecting to or contesting, as the case may be) oppose, object to or contest such credit bid by the Term Representative; provided, that such bid includes a cash payment sufficient to provide for the Discharge of First‑Out Obligations and the Discharge of First‑Out Obligations occurs immediately after giving effect to such credit bid, or if the First‑Out Representative otherwise consents in writing.

(e)    Prior to the commencement of any Enforcement Action with respect to any Collateral, the Controlling Representative shall provide written notice (which notice shall include an instruction to the Collateral Agent to provide a copy of such notice to each Representative) of its intention to commence an Enforcement Action to the Collateral Agent (who shall promptly provide a copy of such notice to each Representative). Failure by the Collateral Agent to deliver a copy of the Enforcement Action notice to the Representatives shall not affect the enforceability and effectiveness of the Enforcement Action.

(f)    Except as specifically set forth in this Agreement, each of the Representatives and the other Secured Parties may exercise any rights of termination or acceleration of any Indebtedness or other Obligations owing under their respective First Lien Documents or to demand payment under the guarantee in respect thereof or take any actions and exercise all rights that would be available to a holder of unsecured claims, in each case in accordance with the terms of their respective First Lien Documents and applicable law and otherwise consistent with the order of application in Section 3.4 and the other terms of this Agreement; provided that, during the continuance of any First Lien Debt Default under the applicable First Lien Documents, the proceeds of exercise of any set‑off rights in respect thereof shall be distributed in accordance with Section 3.4.

(g)    Each Representative, for itself and on behalf of each other Secured Party represented by it, hereby agrees that if any Secured Party shall obtain possession of any Collateral or shall realize any proceeds or payment in respect of any Collateral, pursuant to any rights or remedies with respect to the Collateral or on account of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding (other than, in each case, amounts received pursuant to Section 3.4) at any time prior to the Discharge of First Lien Obligations secured, or intended to be secured, by such Collateral, then it shall hold such Collateral, proceeds or payment in trust for the other Representatives and Secured Parties and transfer such Collateral, proceeds or payment, as the case may be, to the Collateral Agent as promptly as practicable; provided that nothing herein shall limit the rights of the Secured Parties to receive the payments of principal, interest, fees and other amounts due to Secured Parties so long as such payment is not the result of any exercise of remedies by any Secured Party with respect to the Collateral or a payment in respect of Collateral or the Secured Parties realizing any proceeds in respect of Collateral. For the avoidance of doubt, any proceeds received by any of the Secured Parties in their capacities as such in in connection with any Insolvency or Liquidation Proceeding shall be deemed to be the result of an exercise of remedies. Furthermore, the Representatives shall, at the Grantors’ expense, promptly send written notice to the Collateral Agent upon receipt of such Collateral, proceeds or payment not permitted hereunder by any Secured Party and within five days after receipt by the Collateral Agent of such written notice, shall deliver such Collateral, proceeds or payment to the Collateral Agent or its designee in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Collateral Agent is hereby authorized to make any such endorsements as agent for the Representatives or any other Secured Party. The Term Representative, for itself and on behalf of each other Secured Party agrees that if, at any time, it obtains written notice that all or part of any payment with respect to any First‑Out Obligations (other than Excess First‑Out Obligations) previously made shall be rescinded or avoided for any reason whatsoever, it will promptly pay over to the Collateral Agent any such Collateral, proceeds or payment not permitted hereunder received by it and then in its possession or under its direct control in respect of any such Collateral and shall promptly turn any such Collateral then held by it over to the Collateral Agent, and the provisions set forth in this Agreement will be reinstated as if such payment had not been made, until the Discharge of First‑Out Obligations. The First‑Out Representative agrees that if, at any time after the Discharge of Term Obligations, it obtains written notice that all or part of any payment with respect to any Term Obligations previously made after the Discharge of Term Obligations shall be rescinded or avoided for any reason whatsoever, it will promptly pay over to the Collateral Agent any such Collateral, proceeds or payment not permitted hereunder received by it and then in its possession or under its direct control in respect of any such Collateral and shall promptly turn any such Collateral then held by it over to the Collateral Agent, and the provisions set forth in this Agreement will be reinstated as if such payment had not been made, until the Discharge of Term Obligations. All First Liens will remain attached to and enforceable against all proceeds so held or remitted, subject to the priorities set forth in this Agreement.

(h)    Without the consent of the Term Representative in its sole discretion, the First‑Out Representative, for itself and on behalf of each other First‑Out Secured Party, agrees neither the First‑Out Representative nor any First‑Out Secured Party shall commence or join with any parties to commence an involuntary bankruptcy petition for the Company or any of its subsidiaries, or support entry of an order for relief in any involuntary bankruptcy proceedings against the Company or any of its subsidiaries, or seek the appointment of an examiner or a trustee for the Company or any of its subsidiaries.

Section 3.4    Application of Proceeds.

(a)    Subject to Section 2.3(b), the Collateral Agent will apply the proceeds of any collection, sale, foreclosure or other realization upon, or any other Enforcement Action with respect to, any Collateral and the proceeds thereof, whether prior to or after the commencement of an Insolvency or Liquidation Proceeding or otherwise, the proceeds of any insurance policy required under any First Lien Document or otherwise covering the Collateral, any condemnation proceeds with respect to the Collateral, any Collateral or proceeds distributed on account of the Collateral or the First Lien Obligations after a First Lien Debt Default, including in connection with any Insolvency or Liquidation Proceeding, and any other amounts required to be delivered to the Collateral Agent by any Grantor or any Secured Party or Representative with respect to the Collateral pursuant to any other provision of this Agreement and for application in accordance with this Section 3.4(a), in the following order of application:

FIRST, to the payment of all amounts payable under this Agreement on account of the Collateral Agent’s fees and expenses and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Collateral Agent or any co‑trustee or agent of the Collateral Agent in connection with any Security Document, including but not limited to reserving or otherwise holding amounts reasonably believed necessary to provide for the expenses of the Collateral Agent in maintaining and disposing of the Collateral (including, but not limited to, indemnification payments and reimbursements);

SECOND, to the First‑Out Representative for application to the equal and ratable payment of all outstanding First‑Out Obligations (including to cash collateralize letters of credit constituting First‑Out Obligations in an amount equal to 103% of the aggregate undrawn amount), other than the Excess First‑Out Obligations, that are then due and payable in such order as may be provided in the First‑Out Documents in an amount sufficient to cause the Discharge of First‑Out Obligations;

THIRD, after the Discharge of First‑Out Obligations, the Term Representative for application to the equal and ratable payment of the payment of all outstanding Term Debt and any other Term Obligations that are then due and payable in such order as may be provided in the applicable Term Loan Documents in an amount sufficient to cause the Discharge of Term Obligations;

FOURTH, to the First‑Out Representative for application to the equal and ratable payment of any Excess First‑Out Obligations that are then due and payable in such order as may be provided in the First‑Out Documents in an amount sufficient to cause the Discharge of Excess First‑Out Obligations;

FIFTH, any surplus remaining after the Discharge of First Lien Obligations will be paid to the Company or the applicable Grantor, as the case may be, its successors or assigns, or to such other Persons as may be entitled to such amounts under applicable law or as a court of competent jurisdiction may direct.

Notwithstanding the foregoing, if any Series of First Lien Debt has released its Lien on any Collateral as described below in Section 4.1(a)(vi) or Section 4.4, then such Series of First Lien Debt and any related First Lien Obligations of that Series of First Lien Debt thereafter shall not be entitled to share in the proceeds of any Collateral so released by that Series of First Lien Debt.

For the avoidance of doubt, the Collateral Agent shall only apply proceeds in accordance with this Section 3.4 to the extent that such proceeds are actually so received by the Collateral Agent.

(b)    If any portion of the proceeds of the Collateral is in the form of cash, then such cash shall be applied pursuant to the priorities set forth in this Section 3.4 before any non‑cash proceeds are applied pursuant to the priorities set forth in this Section 3.4; provided that, irrespective of the terms of any Plan of Reorganization (including the confirmation of such Plan of Reorganization pursuant to Section 1129(b) of the Bankruptcy Code or the equivalent provision of any other Bankruptcy Laws), each of the Representatives hereby acknowledges and agrees to turn over to the Collateral Agent amounts otherwise received or receivable by them under such Plan of Reorganization to the extent necessary to effectuate the intent of this Section 3.4. If any Secured Party collects or receives any proceeds of an Enforcement Action, proceeds of any title or other insurance, and any proceeds subject to Liens that have been avoided or otherwise invalidated that should have been applied to the payment of the First Lien Obligations in accordance with Section 3.4(a) above, whether prior to or after the commencement of an Insolvency or Liquidation Proceeding or otherwise, such Secured Party will forthwith deliver the same to the Collateral Agent, for the account of the applicable Secured Parties, to be applied in accordance with Section 3.4(a). Until so delivered, such proceeds shall be segregated and will be held in trust by that Secured Party for the benefit of the applicable Secured Parties.

(c)    Subject to Section 2.3(b), to the extent any Secured Party or Representative receives cash, property or other assets (including, without limitation, securities issued under a Plan of Reorganization) from any Insolvency or Liquidation Proceeding in respect of its secured claim, such cash, property or other assets other than debt obligations of a reorganized debtor as contemplated by Section 2.4(e) will be delivered to the Collateral Agent for application in accordance with Section 3.4(a) (including all interest, fees, and expenses accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post‑default rate, specified in the applicable First Lien Documents or other documentation in respect of First Lien Obligations, even if such interest, fees, or expenses is not enforceable, allowable or allowed as a claim in such proceeding) until the Discharge of First Lien Obligations.

(d)    If, after the occurrence and during the continuance of a First Lien Debt Default, any Discharge of Term Obligations occurs by way of the exercise of any rights of set‑off, banker’s liens or consolidation of accounts prior to the Discharge of First‑Out Obligations, the relevant Secured Party shall immediately segregate and hold an amount equal to the amount so discharged in trust for application to the First‑Out Obligations and forthwith deliver such amount to the Collateral Agent as provided in Section 3.4(b).

(e)    This Section 3.4 is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of First Lien Obligations, each present and future Representative and the Collateral Agent as holder of First Liens. The Representative of each future Series of First Lien Debt will be required to deliver a Collateral Agency Joinder including an Additional First-Out Debt Designation as provided in Section 3.8 at the time of incurrence of such Series of First Lien Debt.

(f)    In connection with the application of proceeds pursuant to Section 3.4(a), except as otherwise directed by the Controlling Representative, the Collateral Agent may sell any non‑cash proceeds for cash prior to the application of the proceeds thereof.

(g)    In making the determinations and allocations in accordance with Section 3.4(a), the Collateral Agent may conclusively rely upon information supplied in writing by the relevant Representative as to the amounts of unpaid principal and interest and other amounts outstanding with respect to its respective First Lien Debt and any other First Lien Obligations.

Section 3.5    Powers of the Collateral Agent.

(a)    The Collateral Agent is irrevocably authorized and empowered to enter into and perform its obligations and protect, perfect, exercise and enforce its interest, rights, powers and remedies under the Security Documents (including in connection with any Enforcement Action and in any Insolvency or Liquidation Proceeding) and applicable law and in equity and to act as set forth in this Article 3 or, subject to the other provisions of this Agreement, as requested in any lawful written directions given to it from time to time in respect of any matter by the Controlling Representative.

(b)    No Representative or holder of First Lien Obligations (other than the Collateral Agent) will have any liability whatsoever for any act or omission of the Collateral Agent, and the Collateral Agent will have no liability whatsoever for any act or omission of any Representative or any holder of First Lien Obligations.

Section 3.6    Documents and Communications. The Collateral Agent will permit each Representative upon reasonable written notice and at reasonable times from time to time to inspect and copy, at the cost and expense of the party requesting such copies, any and all Security Documents and other documents, notices, certificates, instructions or communications received by the Collateral Agent in its capacity as such.

Section 3.7    For Sole and Exclusive Benefit of Holders of First Lien Obligations. The Collateral Agent will accept, hold, administer and enforce all Liens on the Collateral at any time transferred or delivered to it and all other interests, rights, powers and remedies at any time granted to or enforceable by the Collateral Agent and all other property of the Collateral Estate solely and exclusively for the benefit of the present and future holders of present and future First Lien Obligations, and will distribute all proceeds received by it from an Enforcement Action solely and exclusively pursuant to the provisions of Section 3.4.

Section 3.8    Additional First-Out Debt.

(a)    The Collateral Agent, in its capacity as such, will perform its undertakings set forth in Section 3.1(a) with respect to each Series of First‑Out Debt constituting Additional First-Out Debt (each, a “Series of Additional First-Out Debt”); provided that:

(i)    such First‑Out Obligations (other than First‑Out Obligations issued or incurred pursuant to commitments under the First‑Out Documents on the date hereof) are identified as First‑Out Debt in accordance with the procedures set forth in Section 3.8(b); and

(ii)    unless such First‑Out Debt is issued under an existing First‑Out Document for any Series of First Lien Debt whose representative or agent is already party to this Agreement, each additional holder of any such Series of Additional First-Out Debt or the designated representative identified pursuant to Section 3.8(b), as applicable, signs a Collateral Agency Joinder and promptly delivers the same to the Collateral Agent.

(b)    The Company will be permitted to designate any Person for purposes of this Agreement as an additional holder of any Series of Additional First‑Out Debt who is, or who becomes, the registered holder of First‑Out Debt incurred by the Company or any other Grantor after the date of this Agreement in accordance with the terms of all applicable First Lien Documents. The Company may only effect such designation by delivering to the Collateral Agent an Additional First-Out Debt Designation that:

(i)    states that the Company or applicable Grantor intends to incur First‑Out Debt that is permitted by each applicable then extant First Lien Document to be incurred and to be secured with a First Lien equally and ratably with all previously existing and future First Lien Debt, subject to Sections 2.3(b) and 3.4 (“Additional First-Out Debt”);

(ii)    specifies the name, address and contact information of the representative for such Series of Additional First‑Out Debt for purposes of Section 7.5 or, to the extent such representative is already party to this Agreement, confirms such Person as the representative for such Series of Additional First-Out Debt;

(iii)    attaches as Exhibit 1 to such Additional First-Out Debt Designation a Reaffirmation Agreement in substantially the form attached as Exhibit 1 to Exhibit A of this Agreement, which Reaffirmation Agreement has been duly executed by the Company and each Grantor; and

(iv)    states that the Company has caused a copy of the Additional First-Out Debt Designation and the related Collateral Agency Joinder(s) to be delivered to each then existing Representative. Although the Company shall be required to deliver a copy of each Additional First-Out Debt Designation and each Collateral Agency Joinder to each then existing Representative, the failure to so deliver a copy of the Additional First-Out Debt Designation and/or Collateral Agency Joinder to any then existing Representative shall not affect the status of such debt as Additional First‑Out Debt if the other requirements of this Section 3.8 are complied with. To the extent required to be delivered pursuant to the terms of the First‑Out Documents for such Additional First-Out Debt or otherwise reasonably requested by the Collateral Agent, the Collateral Agent (and, on a non‑reliance basis, the other then existing Representatives) shall receive an Officer’s Certificate and/or a legal opinion or opinions of counsel (subject to customary assumptions and qualifications) from the Company as to the Additional First-Out Debt being permitted by the terms of any credit agreement, debt facility, agreement, instrument, or arrangement under which the First Lien Obligations have been incurred or issued and secured by a valid and perfected security interest in the Collateral; provided that nothing shall preclude such legal opinion or opinions from being delivered on a post‑closing basis after the incurrence of such Additional First-Out Debt if permitted by the representative or applicable First-Out Holders for such Additional First-Out Debt. Notwithstanding the foregoing, nothing in this Agreement will be construed to allow the Company or any other Grantor to incur additional Indebtedness unless otherwise permitted by the terms of all applicable then extant First Lien Documents. Liens upon the Collateral to secure Additional First-Out Debt shall be created pursuant to the Security Documents that create Liens upon the Collateral to secure the other First Lien Obligations; provided that, to the extent required by applicable law such Liens upon the Collateral to secure Additional First-Out Debt and other First Lien Obligations may be created pursuant to one set of Security Documents, in favor of the Collateral Agent, which shall be in all material respects the same form as the Security Documents creating the Liens upon the Collateral to secure the other First Lien Obligations as then in effect. Subject to Section 2.3(b), Additional First-Out Debt shall not be secured by Liens upon any Collateral unless the other First Lien Obligations are also secured by Liens on such Collateral. Additional First-Out Debt shall be guaranteed by all of the applicable Grantors and shall not be guaranteed by any Person that is not a Grantor.

(c)    With respect to any First Lien Obligations constituting Additional First-Out Debt that is issued or incurred after the date hereof, the Company and each of the other Grantors agrees to take such actions (if any) as necessary and as may from time to time reasonably be requested by the Collateral Agent, any Representative or any Controlling Representative, and enter into such technical amendments, modifications and/or supplements to the then existing Security Documents (or execute and deliver such additional Security Documents) as necessary and as may from time to time be reasonably requested by such Persons (including as contemplated by clause (d) below), to ensure that the Additional First-Out Debt is secured by, and entitled to the benefits of, the Security Documents, and each Secured Party (by its acceptance of the benefits hereof) hereby agrees to, and authorizes the Collateral Agent to enter into, any such technical amendments, modifications and/or supplements (and additional Security Documents). The Company and each other Grantor hereby further agrees that, if there are any recording, filing or other similar fees payable in connection with any of the actions to be taken pursuant to this Section 3.8(c) or Section 3.8(d), all such amounts shall be paid by, and shall be for the account of, the Company and the respective Grantors, on a joint and several basis.

(d)    Without limitation of the foregoing, each Grantor agrees to take the following actions with respect to any real property Collateral with respect to all Additional First-Out Debt (it being understood that any such actions may be taken following the incurrence of any such Additional First-Out Debt on a post‑closing basis if permitted by the Representative for such Additional First-Out Debt):

(i)    each applicable Grantor shall enter into, and deliver to the Collateral Agent and the representative or applicable First-Out Holders for such Additional First-Out Debt a mortgage modification or new mortgage or deed of trust with regard to the real property subject to a mortgage or deed of trust (each such mortgage modification or new mortgage or deed of trust, as the case may be, a “Mortgage” and each such property a “Mortgaged Property”), in proper form for recording in all applicable jurisdictions, and otherwise in form and substance reasonably acceptable to Collateral Agent and such representative or applicable First-Out Holders, unless such representative determines, in its reasonable discretion, that no such Mortgage is required in connection with any Additional First-Out Debt constituting First-Out Hedging Obligations; and

(ii)    upon request of such representative or applicable First-Out Holders, each applicable Grantor will cause to be delivered a local counsel opinion (subject to customary assumptions and qualifications) to the effect that the Collateral Agent has a valid and perfected Lien with respect to each such Mortgaged Property.

The Company will deliver an Officer’s Certificate to the Collateral Agent and the representative or applicable First-Out Holders for such Additional First-Out Debt confirming that the foregoing conditions have been satisfied.

(e)    The Company shall have the right, at any time on or after the occurrence of the Discharge of First‑Out Obligations, to enter into any First‑Out Document evidencing First‑Out Debt so long as the incurrence thereof is not prohibited by any then extant First Lien Documents, and to designate such funded debt as First‑Out Debt in accordance with Section 3.8(b). At any time from and after the date of such designation pursuant to Section 3.8(b), subject to compliance with Section 3.8(b) and (d), the obligations under such First‑Out Document shall automatically and without further action be treated as First‑Out Debt for all purposes of this Agreement.

ARTICLE 4
OBLIGATIONS ENFORCEABLE BY THE COMPANY AND THE OTHER GRANTORS

Section 4.1    Release of Liens on Collateral.

(a)    The First Liens upon the Collateral will be automatically released in each of the following circumstances:

(i)    as to all Collateral, upon the Discharge of First Lien Obligations;

(ii)    as to any Collateral of the Company or any other Grantor that is sold, transferred or otherwise disposed of by the Company or any other Grantor to a Person that is not (either before or after such sale, transfer or disposition) the Company or a Grantor in a transaction or other circumstance that is permitted (or not prohibited) by the Senior Credit Facility, the Term Loan Agreement and the other First Lien Documents or (y) as to any property constituting Excluded Assets (as defined in the Credit Agreements) and that is not required to be subject to a Lien pursuant to the First Lien Document of any other series of First Lien Debt;

(iii)    as to any Collateral of a Grantor (other than the Company) that is released as a guarantor under each First Lien Document;

(iv)    as to any other release of any of the Collateral that is less than all or substantially all of the Collateral, if (A) consent to the release of that Collateral has been given by the representatives at the time outstanding as provided for in the applicable First Lien Documents (with the consent of the Required First-Out Debtholders and Required Term Holders) and (B) the Company has delivered an Officer’s Certificate to the Collateral Agent relating thereto;

(v)    as to any Collateral of the Company or any other Grantor that is foreclosed upon by the Collateral Agent or against which the Collateral Agent otherwise exercises its rights or remedies (including in connection with an Enforcement Action) (whether or not any Insolvency or Liquidation Proceeding is pending at the time) in each case, which results in a disposition of such Collateral wherein title to such Collateral is no longer held by any Grantor; provided that the Collateral Agent may elect, in its sole discretion, not to release the First Lien on such Collateral until sometime after its foreclosure or other disposition; or

(vi)    as to any or all Collateral, with respect to any Series of First Lien Debt (but not any other Series of First Lien Debt), in accordance with the terms of the applicable First Lien Documents for such Series of First Lien Debt, upon written approval of the holder, agent or representative of such Indebtedness, as applicable, it being agreed that the release of any Collateral pursuant to this Section 4.1(a)(vi) shall not, of itself, result in a violation of Section 2.3(a).

(b)    The Collateral Agent agrees for the benefit of the Company and the other Grantors that, if the Collateral Agent at any time receives:

(i)    an Officer’s Certificate relating to any release or subordination of Collateral permitted herein certifying that such release or subordination is permitted hereunder; and

(ii)    the proposed instrument or instruments releasing or subordinating the Liens as to such Collateral in recordable form, if applicable;

(iii)    then, promptly following receipt by the Collateral Agent of the items required by this Section 4.1(b), upon written request of and at the expense of the Company, the Collateral Agent will execute (with such acknowledgements and/or notarizations as are required) and deliver evidence of such release or subordination to the Company or other applicable Grantor.

(c)    The Collateral Agent hereby agrees that in the case of any release pursuant to Section 4.1(a)(ii), if the terms of any such sale, transfer or other disposition require the payment of the purchase price to be contemporaneous with the delivery of the applicable release, then, at the written request of and at the expense of the Company or other applicable Grantor, the Collateral Agent will either (i) be present at and deliver the release at the closing of such transaction or (ii) deliver the release under customary escrow arrangements that permit such contemporaneous payment and delivery of the release.

Section 4.2    Delivery of Copies to Representatives. The Company will deliver to each Representative a copy of each Officer’s Certificate delivered to the Collateral Agent pursuant to Section 4.1(b), together with copies of all documents delivered to the Collateral Agent with such Officer’s Certificate. The Representatives will not be obligated to take notice thereof or to act thereon.

Section 4.3    Collateral Agent not Required to Serve, File or Record. Subject to Section 3.2, the Collateral Agent is not required to serve, file, register or record any instrument releasing or subordinating its Liens on any Collateral; provided that if the Company or any other Grantor shall make a written demand in the form of an Officer’s Certificate for a termination statement under Section 9‑513(c) of the UCC, the Collateral Agent shall, at the Company’s or such other Grantor’s expense, comply with the written request of the Company or Grantor to comply with the requirements of such UCC provision as determined by the Company or Grantor.

Section 4.4    Release of Liens in Respect of First‑Out Obligations or Term Obligations. In addition to any release pursuant to Section 4.1 hereof but subject to Section 7.16 hereof, the Collateral Agent’s First Liens will no longer secure:

(a)    the First‑Out Obligations, and the right of the holders of such First‑Out Obligations to the benefits and proceeds of the First Liens on the Collateral will terminate and be discharged, upon the occurrence of each of Discharge of First‑Out Obligations and the Discharge of Excess First‑Out Obligations; and

(b)    the Term Obligations, and the right of the holders of such Term Obligations to the benefits and proceeds of the First Liens on the Collateral will terminate and be discharged, upon the Discharge of Term Obligations.

ARTICLE 5
IMMUNITIES OF THE COLLATERAL AGENT

Section 5.1    No Implied Duty. The Collateral Agent will not have any duties nor will it have responsibilities or obligations other than those expressly assumed by it in this Agreement, the other Security Documents and any other First Lien Document to which it is a party, as applicable. No implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, the other First Lien Documents or any other Security Document or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentences, the use of the term “trustee” in this Agreement or any other Security Document with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Collateral Agent will not be required to take any action that is contrary to applicable law or any provision of this Agreement or the other Security Documents or that would reasonably be expected to expose the Collateral Agent to liability. The Collateral Agent shall not have or be deemed to have any fiduciary relationship with any Secured Party or any other Person, regardless of whether a default, event of default or termination event has occurred under any First Lien Document.

Section 5.2    Appointment of Agents and Advisors. The Collateral Agent may execute any of the powers hereunder or perform any duties hereunder or under any other Security Document either directly or by or through agents, attorneys, accountants, appraisers or other experts or advisors selected by it as it may reasonably require and will not be responsible for any misconduct or negligence on the part of any of them selected in the absence of gross negligence, bad faith or willful misconduct (as determined in the final non‑appealable judgment of a court of competent jurisdiction).

Section 5.3    Other Agreements. The Collateral Agent has accepted its appointment as collateral agent hereunder and is bound by the Security Documents executed by the Collateral Agent as of the date of this Agreement, and, as directed in writing by the Company or the Controlling Representative, the Collateral Agent shall execute additional Security Documents delivered to it after the date of this Agreement (including to secure Obligations arising under Additional First-Out Debt to the extent such Obligations are permitted to be incurred and secured under the First Lien Documents); provided that such additional Security Documents do not adversely affect the rights, privileges, benefits and immunities of the Collateral Agent.

Section 5.4    Solicitation of Instructions.

(a)    The Collateral Agent may at any time solicit written confirmatory instructions, in the form of a direction by the Controlling Representative, an Officer’s Certificate or an order of a court of competent jurisdiction, as to any action that it may be requested or required to take, or that it may propose to take, in the performance of any of its obligations under this Agreement or the other Security Documents.

(b)    No written direction given to the Collateral Agent by the Controlling Representative that in the sole judgment of the Collateral Agent imposes, purports to impose or might reasonably be expected to impose upon the Collateral Agent any obligation or liability not set forth in or arising under this Agreement and the other Security Documents will be binding upon the Collateral Agent unless the Collateral Agent elects, at its sole option, to accept such direction.

(c)    The Collateral Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement at the request, order or direction of the Controlling Representative pursuant to the provisions of this Agreement, unless such representative shall have furnished to the Collateral Agent security or indemnity satisfactory to it against the costs, expenses and liabilities including attorneys’ fees and expenses which may be incurred therein or thereby.

Section 5.5    Limitation of Liability. The Collateral Agent will not be responsible or liable for any action taken or omitted to be taken by it hereunder or under any other Security Document, except for its own gross negligence, bad faith or willful misconduct, in each case, as determined in the final non‑appealable judgment of a court of competent jurisdiction.

Section 5.6    Documents in Satisfactory Form. The Collateral Agent will be entitled, but not obligated, to require that all agreements, certificates, opinions, instruments and other documents at any time submitted to it, including those expressly provided for in this Agreement or any other Security Document, be delivered to it in a form reasonably satisfactory to it.

Section 5.7    Entitled to Rely. The Collateral Agent may seek and conclusively rely upon, and shall be fully protected in conclusively relying upon, any judicial order or judgment, upon any advice, opinion or statement of legal counsel, independent consultants and other experts selected by it in good faith and upon any certification, instruction, notice or other writing delivered to it by the Company or any other Grantor in compliance with the provisions of this Agreement or delivered to it by any Representative as to the holders of First Lien Obligations for whom it acts, without being required to determine the authenticity thereof or the correctness of any fact stated therein or the propriety or validity of service thereof. The Collateral Agent may act in reliance upon any instrument comporting with the provisions of this Agreement or any other Security Document or any signature believed by it in good faith to be genuine and may assume that any Person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof or the other Security Documents has been duly authorized to do so. To the extent an Officer’s Certificate or opinion of counsel is required or permitted under this Agreement or any other Security Document to be delivered to the Collateral Agent in respect of any matter, the Collateral Agent may rely conclusively on an Officer’s Certificate or opinion of counsel as to such matter and such Officer’s Certificate or opinion of counsel shall be full warranty and protection to the Collateral Agent for any action taken, suffered or omitted by it under the provisions of this Agreement and the other Security Documents.

Section 5.8    First Lien Debt Default. The Collateral Agent will not be required to inquire as to the occurrence or absence of any First Lien Debt Default and will not be affected by or required to act upon any notice or knowledge as to the occurrence of any First Lien Debt Default unless and until it is directed in writing by the Controlling Representative.

Section 5.9    Actions by Collateral Agent. As to any matter not expressly provided for by this Agreement or the other Security Documents, the Collateral Agent will act or refrain from acting as directed in writing by the Controlling Representative and will be fully protected if it does so, and any action taken, suffered or omitted pursuant to hereto or thereto shall be binding on the holders of First Lien Obligations.

Section 5.10    Security or Indemnity in favor of the Collateral Agent. The Collateral Agent will not be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder or under any other Security Document unless it has been provided with security or indemnity reasonably satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action. In no event shall the Collateral Agent be liable, directly or indirectly, for any special, indirect, punitive or consequential damages, even if the Collateral Agent has been advised of the possibility of such damages and regardless of the form of action.

Section 5.11    Rights of the Collateral Agent. In the event of any conflict between any terms and provisions set forth in this Agreement and those set forth in any other First Lien Document, the terms and provisions of this Agreement shall supersede and control the terms and provisions of such other First Lien Document. In the event there is any bona fide, good faith disagreement between the other parties to this Agreement or any of the other Security Documents resulting in adverse claims being made in connection with Collateral held by the Collateral Agent and the terms of this Agreement or any of the other Security Documents do not unambiguously mandate the action the Collateral Agent is to take or not to take in connection therewith under the circumstances then existing, or the Collateral Agent is in doubt as to what action it is required to take or not to take hereunder or under the other Security Documents, it will be entitled to refrain from taking any action (and will incur no liability for doing so) until directed otherwise in writing by a request signed jointly by the parties hereto entitled to give such direction or by order of a court of competent jurisdiction.

Section 5.12    Limitations on Duty of Collateral Agent in Respect of Collateral.

(a)    Beyond the exercise of reasonable care in the custody of Collateral in its possession, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Collateral; provided that, notwithstanding the foregoing, the Collateral Agent will execute, file or record UCC‑3 continuation statements and other documents and instruments to preserve, protect or perfect the security interests granted to the Collateral Agent (subject to the priorities set forth herein) if it shall receive a specific written request to execute, file or record the particular continuation statement or other specific document or instrument by the Controlling Representative (which request shall include an instruction to the Collateral Agent to provide a copy of such request to each other Representative), it being understood that the Company and/or the applicable Grantor shall be responsible for all filings required in connection with any Security Document and the continuation, maintenance and/or perfection of any such filing or the lien and security interest granted in connection therewith. The Collateral Agent shall deliver to each other Representative a copy of any such written request. The Collateral Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Collateral Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

(b)    Except as provided in Section 5.12(a), the Collateral Agent will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any Grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Collateral Agent hereby disclaims any representation or warranty to the current and future holders of the First Lien Obligations concerning the perfection of the security interests granted to it or in the value of any Collateral. The Collateral Agent shall not be under any obligation to any Representative or any holder of First Lien Debt to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Security Document or to inspect the properties, books or records of the Company or any other Grantor. The Collateral Agent shall not have any liability, duty or obligation with respect to any actions or omissions of any other Person, including without limitation, the Company, the First Lien Representatives or any other Secured Party, except as expressly provided by Section 5.2.

Section 5.13    Assumption of Rights, Not Assumption of Duties. Notwithstanding anything to the contrary contained herein:

(a)    the exercise by the Collateral Agent of any of its rights, remedies or powers hereunder will not release any other parties from any of their respective duties or obligations under any other Security Documents; and

(b)    the Collateral Agent will not be obligated to perform any of the obligations or duties of the Company or any other Grantor.

Section 5.14    No Liability for Clean Up of Hazardous Materials. In the event that the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under any environmental laws or otherwise cause the Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to immediately resign as Collateral Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Collateral Agent will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s actions or inactions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

Section 5.16    Other Relationships with the Company or Grantors. Texas Capital and its Affiliates (and any successor Collateral Agent and its Affiliates) may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company or any Grantor and its Affiliates as though it was not the Collateral Agent hereunder and without notice to or consent of the Secured Parties. The Secured Parties acknowledge that, pursuant to such activities, Texas Capital, or its Affiliates (and any successor Collateral Agent and its Affiliates) may receive information regarding the Company or any Grantor or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Grantor or such Affiliate) and acknowledge that the Collateral Agent shall not be under any obligation to provide such information to the Secured Parties. Nothing herein shall impose or imply any obligation on the part of Texas Capital, (or any successor Collateral Agent) to advance funds. Each party agrees and acknowledges that Texas Capital may from time to time act in separate and distinct roles and capacities under one or more First Lien Documents. In no event shall Texas Capital, in any role or capacity have any duty or liability for any other role or capacity.

Section 5.17    Other Provisions regarding Collateral Agent.

(a)    The permissive authorizations, entitlements, powers and rights granted to the Collateral Agent in the First Lien Documents shall not be construed as duties.

(b)    The Collateral Agent shall have no responsibility for interest or income on any funds held by it hereunder and any funds so held may be held un-invested pending distribution thereof.

(c)    Whether or not explicitly set forth therein, the rights, powers, protections, immunities and indemnities granted to the Collateral Agent herein shall apply to any document entered into by the Collateral Agent in connection with its role as Collateral Agent under the First Lien Documents.

(d)    Each Secured Party (other than the Collateral Agent) authorizes and directs the Collateral Agent to enter into this Agreement and the other First Lien Documents to which it is a party on the date hereof on behalf of and for the benefit of the Secured Parties.

(e)    Delivery of reports, documents and other information to the Collateral Agent is for informational purposes only and the Collateral Agent’s receipt of the foregoing shall not constitute constructive knowledge of any event or circumstance or any information contained therein or determinable from information contained therein. Information contained in notices, reports or other documents delivered to the Collateral Agent and other publicly available information shall not constitute actual or constructive knowledge. Knowledge of or notices or other documents delivered to Texas Capital in its separately capacity shall not constitute knowledge of or delivery to Texas Capital, in any other capacity under the First Lien Documents or to any affiliate or other division of Texas Capital.

(f)    In connection with the delivery of any information to the Collateral Agent by any other Person to be used in connection with the preparation or distribution of calculations or reports, the Collateral Agent is entitled to conclusively rely on the accuracy of any such information and shall not be required to investigate or reconfirm its accuracy and shall not be liable in any manner whatsoever for any errors, inaccuracies or incorrect information resulting from the use of this information.

(g)    Not less than three Business Days (or such shorter period as may be agreed to by the Collateral Agent) prior to any payment, distribution or transfer of funds by the Collateral Agent to any Person under the First Lien Documents, the payee shall provide to the Collateral Agent such documentation and information as may be reasonably requested by the Collateral Agent (unless such Person has previously provided the documentation or information, and so long as such documentation or information remain accurate and true). The Collateral Agent shall have no duty, obligation or liability to make any payment to any Person until it has received such documentation and information with respect to such Person, which documentation and information shall be reasonably satisfactory to the Collateral Agent.

(h)    Any notes or other evidence of indebtedness issued under the First Lien Documents need not be presented or surrendered for any payment made by the Collateral Agent, and the Collateral Agent shall not have any duty or responsibility with respect thereto.

(i)    The Collateral Agent shall not act as the withholding agent under any First Lien Document. The Company and the Secured Parties, as applicable, shall provide to the Collateral Agent any IRS forms (or updated versions of any previously submitted IRS forms) or other documentation at such time or times required by applicable law or upon the reasonable request of the Collateral Agent as may be necessary (x) to determine the nature of the income and whether any tax or withholding obligations apply, (y) to reduce or eliminate the imposition of U.S. withholding taxes and (z) to permit the Collateral Agent to fulfill its tax reporting obligations under applicable law with respect to this Agreement or any amounts paid. Texas Capital, both in its individual capacity and in its capacity as the Collateral Agent shall have no liability to any Person in connection with any tax withholding amounts paid or withheld pursuant to applicable law arising from the failure to timely provide an accurate, correct and complete IRS Form W-9, an appropriate IRS Form W-8 or such other documentation contemplated under this Agreement. In the event any IRS form, certification or other documentation expires or becomes obsolete or inaccurate in any respect, the Person who provided the same shall promptly provide to the Collateral Agent an updated version of such form, certificate or other documentation or promptly notify the Collateral Agent in writing of its legal inability to do so.

(j)    Notwithstanding anything else to the contrary herein or in the other First Lien Documents, whenever reference is made in this Agreement or any other First Lien Document to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that the Collateral Agent shall be acting at the direction of the Controlling Representative and shall be fully protected in acting pursuant to such directions.

ARTICLE 6
RESIGNATION AND REMOVAL OF THE COLLATERAL AGENT

Section 6.1    Resignation or Removal of Collateral Agent; Appointment of Successor Collateral Agent. The Collateral Agent may resign as the Collateral Agent upon thirty (30) days’ written notice to the Company and each Representative (for distribution to each Secured Party) and if the Collateral Agent is a “defaulting lender” under any First Lien Document, the Company or the Required First Lien Debtholders may remove the Collateral Agent upon ten days’ notice to the Collateral Agent and each Representative (for distribution to each Secured Party). Subject to the other terms of this Agreement, if the Collateral Agent resigns or is removed by the Company, each Representative (acting at the direction of the required number of Secured Parties in accordance with the applicable First Lien Document) shall appoint a successor agent, which successor agent shall (a) be consented to by the Company at all times other than during the existence of First Lien Debt Default arising from a payment default or a bankruptcy or insolvency default under any First Lien Document (which consent of the Company shall not be unreasonably withheld or delayed); provided that in no event shall any such successor Collateral Agent be a “defaulting lender” or a “disqualified lender”, in each case as defined in any First Lien Document. If no successor agent is appointed prior to the effective date of the resignation or removal of the Collateral Agent, the Collateral Agent, in the case of a resignation, and the Company, in the case of a removal may appoint, after consulting with each of the Representatives and the Company (in the case of a resignation), a successor collateral agent. Upon the acceptance of its appointment as successor agent, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent under this Agreement, the other Security Documents and other First Lien Documents and the term or “Collateral Agent” shall mean such successor collateral agent and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation or removal in accordance herewith as the Collateral Agent, the provisions of this Article VI and the reimbursement and indemnification provisions set forth herein shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Collateral Agent in respect of this Agreement and the Security Documents. If no successor agent has accepted appointment as the Collateral Agent by the date which is thirty (30) days following the retiring Collateral Agent’s notice of resignation or ten days following the Company’s notice of removal, the Collateral Agent’s resignation shall nevertheless thereupon become effective and the Controlling Representative shall perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Representatives (acting at the direction of the required number of Secured Parties in accordance with the applicable First Lien Document) appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Collateral Agent in accordance herewith by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required First Lien Debtholders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, the Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Collateral Agent under the First Lien Documents, and the retiring Collateral Agent shall be discharged from its duties and obligations under the this Agreement and the other Security Documents. The Collateral Agent hereunder shall be the same as the collateral agent under the other applicable First Lien Documents and the appointment of such successor Collateral Agent hereunder shall be effective as the appointment of a successor collateral agent under the other applicable First Lien Documents.

Section 6.2    Transfer of Liens to successor Collateral Agent. When the Person appointed as successor Collateral Agent in accordance with Section 6.1 above accepts such appointment the predecessor Collateral Agent will (at the expense of the Company) promptly transfer all Liens and collateral security and other property of the Collateral Estate within its possession or control to the possession or control of the successor Collateral Agent and will execute instruments and assignments as may be necessary or desirable or reasonably requested by the successor Collateral Agent to transfer to the successor Collateral Agent all Liens, interests, rights, powers and remedies of the predecessor Collateral Agent in respect of the Security Documents or the Collateral Estate.

Section 6.3    Merger, Conversion or Consolidation of Collateral Agent. Any Person into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any Person succeeding to the business of the Collateral Agent shall be the successor of the Collateral Agent hereunder and shall be subject to Section 6.2, provided that (a) without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding, such Person satisfies the eligibility requirements specified in Section 6.1, and (b) prior to any such merger, conversion or consolidation, the Collateral Agent shall have notified the Company and each Representative thereof in writing. Thereafter the predecessor Collateral Agent will remain entitled to enforce the immunities granted to it in Article 5 and the provisions of Section 7.22, and said provisions will survive termination of this Agreement for the benefit of the predecessor of the Collateral Agent. The predecessor Collateral Agent shall have no liability whatsoever for the actions or inactions of the successor Collateral Agent.

Section 6.4    Concerning the Collateral Agent and the Representatives.

(a)    Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by the parties hereto that this Agreement has been signed by each Representative not in its individual capacity or personally but solely in its capacity as trustee, representative or agent for the benefit of the applicable Secured Parties in the exercise of the powers and authority conferred and vested in it under the related First Lien Documents, and in no event shall such Representative, in its individual capacity, have any liability for the representations, warranties, covenants, agreements or other obligations of any other party under this Agreement, any First Lien Document or in any of the certificates, reports, documents, data notices or agreements delivered by such other party pursuant hereto or thereto.

(b)    Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by the parties hereto that this Agreement has been signed by Texas Capital not in its individual capacity or personally but in its capacity as Collateral Agent, and in no event shall the Collateral Agent, in its individual capacity, have any liability for the representations, warranties, covenants, agreements or other obligations of any other party under this Agreement, any First Lien Document or in any of the certificates, reports, documents, data notices or agreements delivered by such other party pursuant hereto or thereto.

(c)    Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by the parties hereto that this Agreement has been signed by Chambers Energy signing as the Term Representative, and in no event shall Chambers Energy or any other Representative, in its individual capacity, have any liability for the representations, warranties, covenants, agreements or other obligations of any other party under this Agreement, any First Lien Document or in any of the certificates, reports, documents, data notices or agreements delivered by such other party pursuant hereto or thereto.

(d)    Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by the parties hereto that this Agreement has been signed by Mercuria Energy Trading SA signing as First‑Out Representative, and in no event shall Mercuria Energy Trading SA or any other Representative, in its individual capacity, have any liability for the representations, warranties, covenants, agreements or other obligations of any other party under this Agreement, any First Lien Document or in any of the certificates, reports, documents, data notices or agreements delivered by such other party pursuant hereto or thereto.

(e)    In entering into this Agreement, the Collateral Agent shall be entitled to the benefit of every provision of the First Lien Documents relating to the rights, protections, immunities, indemnities, exculpations or conduct of, affecting the liability of or otherwise affording protection to the “Collateral Agent” thereunder. In no event will the Collateral Agent be liable for any act or omission on the part of the Grantors, or any Representative.

(f)    Except as otherwise set forth herein, neither the Collateral Agent nor any Representative shall be required to exercise any discretion or take any action, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) solely upon the written instructions of the Controlling Representative as provided herein; provided that neither the Collateral Agent nor any Representative shall be required to take any action that (i) it in good faith believes exposes it to personal liability unless it receives an indemnification satisfactory to it from the applicable holders of the First Lien Obligations with respect to such action or (ii) is contrary to this Agreement or applicable law.

ARTICLE 7
MISCELLANEOUS PROVISIONS

Section 7.1    Amendment.

(a)    No amendment or supplement to the provisions of any Security Document (including this Agreement) will be effective without the approval of the Collateral Agent, acting at the written direction of the Controlling Representative, except that:

(i)    any amendment or supplement that has the effect solely of:

(A)    adding or maintaining Collateral, securing Additional First-Out Debt that is otherwise permitted by the terms of the First Lien Documents to be secured by the Collateral or preserving, perfecting or establishing the Liens thereon or the rights of the Collateral Agent or any Representative therein;

(B)    (1) curing any ambiguity, defect or inconsistency; (2) making any change that would provide any additional rights or benefits to the Secured Parties; (3) making, completing or confirming any release of any Collateral or guarantee that is otherwise permitted under the terms of this Agreement and the other First Lien Documents; (4) correcting any typographical errors; (5) providing for additional obligations of the Grantors (including any Additional First-Out Debt); (6) providing for, evidencing or effectuating other actions that are permitted by the First Lien Documents, including the incurrence of Additional First-Out Debt and First‑Out Hedging Obligations, and not otherwise prohibited by this Agreement and the other applicable First Lien Documents, including updating any cross references to other documents in respect of Indebtedness that is refinanced or importing definitions into this Agreement that are incorporated herein by reference to other documents and (7) making any change permitted to be made by the Collateral Agent or Controlling Representative unilaterally without the consent of any other Person by the amendment provisions of any applicable Security Document in effect as of the date hereof;

(C)    providing for the assumption of the Company’s or any other Grantor’s obligations under any First Lien Document in the case of a merger or consolidation or sale of all or substantially all of the properties or assets of the Company or any other Grantor to the extent permitted by the terms of the Senior Credit Facility, the Term Loan Agreement and the other First Lien Documents, as applicable; or

(D)    making any change that would provide any additional rights or benefits to the holders of First Lien Debt or the Collateral Agent or that does not adversely affect in any material respect the legal rights under the Term Loan Agreement, the Senior Credit Facility or any other First Lien Document of any holder of First‑Out Obligations or Term Obligations, any other Secured Party or the Collateral Agent, will become effective when executed and delivered by the Company or any other applicable Grantor party thereto and the Collateral Agent;

(ii)    no amendment or supplement that amends the provisions of this clause (ii) or reduces, impairs or adversely affects in any material respect the right of any Secured Party:

(A)    to vote its outstanding First‑Out Debt as to any matter described as subject to a direction by, or the agreement of, the Controlling Representative or amends the definition of “Controlling Representative,” “Discharge of First‑Out Obligations,” “First‑Out Debt,” “First‑Out Obligations,” “Required First‑Out Debtholders,” any other definition containing the words “First‑Out” therein or any other defined terms to the extent referenced or implicated therein;

(B)    to vote its outstanding Term Debt as to any matter described as subject to a direction by, or the agreement of, the Controlling Representative or amends the definition of “Controlling Representative”, “Discharge of Term Obligations,” “Term Debt,” “Term Obligations,” “Required Term Debtholders,” any other definition containing the words “First Lien” therein or any other defined terms to the extent referenced or implicated therein;

(C)    to share in or change the order of application described in Section 3.4 in the proceeds of an Enforcement Action that has not been released in accordance with the provisions described in Section 4.1 or 4.4; or

(D)    to require that Liens securing First Lien Obligations be released only as set forth in the provisions described in Sections 4.1 or 4.4,

will become effective without the consent of each holder of First Lien Debt adversely affected thereby; and

(iii)    no amendment or supplement that imposes any obligation upon the Collateral Agent or any Representative or adversely affects the rights or duties of, or any fees or other amounts payable to, the Collateral Agent or any Representative, respectively, in its individual capacity as such will become effective without the consent of the Collateral Agent or such Representative, respectively.

(b)    Notwithstanding Section 7.1(a) but subject to Sections 7.1(a)(ii) and 7.1(a)(iii):

(i)    any mortgage or other Security Document may be amended or supplemented with the approval of the Collateral Agent (acting at the written direction of the Controlling Representative), unless such amendment or supplement would not be permitted under the terms of this Agreement or any First Lien Document; and

(ii)    any mortgage or other Security Document may be amended or supplemented with the approval of the Collateral Agent (but without the consent of or notice to any holder of First Lien Obligations and without any action by any holder of First Lien Obligations) (i) to cure any ambiguity, defect or inconsistency, or (ii) to make other changes that do not have an adverse effect on the validity of the Lien created thereby.

(c)    The Collateral Agent will not enter into any amendment or supplement unless it has received an Officer’s Certificate certifying that such amendment or supplement will not result in a breach of any provision or covenant contained in any of the First Lien Documents.

Section 7.2    Voting. In connection with any matter under this Agreement requiring a vote or direction of holders of First Lien Debt, each Series of First Lien Debt will cast its votes in accordance with the First Lien Documents governing such Series of First Lien Debt. Following and in accordance with the outcome of the applicable vote under its First Lien Documents, the Representative of each Series of First Lien Debt will vote the total amount of First Lien Debt or provide direction in respect of the same under that Series of First Lien Debt as a block in respect of any vote or direction to be provided under this Agreement. In connection with any matter under this Agreement requiring a vote or direction of Required First-Out Debtholders, each holder of the First-Out Debt will cast its votes in accordance with the First Lien Documents governing its First-Out Debt.

Section 7.3    Further Assurances.

(a)    The Company and each of the Grantors will do or cause to be done all acts and things that may be required, or that the Collateral Agent (acting at the written direction of the Controlling Representative) from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the holders of First Lien Obligations, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become, or are required by any First Lien Document to become, Collateral after the date hereof), in each case, as contemplated by, and with the Lien priority required under, the First Lien Documents and in connection with any merger, consolidation or sale of assets of the Company or any Grantor, the property and assets of the Person which is consolidated or merged with or into the Company or any Grantor, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Company or any Grantor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the First Liens, in the manner and to the extent required under the First Lien Documents.

(b)    Upon the reasonable request of the Collateral Agent (acting at the written direction of the Controlling Representative) or any Representative at any time and from time to time, the Company and each of the Grantors will promptly execute, acknowledge and deliver such Security Documents, instruments, certificates, notices and other documents, and take such other actions as may be reasonably required, or that the Collateral Agent (acting at the written direction of the Controlling Representative) may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the First Lien Documents for the benefit of holders of First Lien Obligations.

Section 7.4    Successors and Assigns.

(a)    Except as provided in Section 5.2, the Collateral Agent may not, in its capacity as such, delegate any of its duties or assign any of its rights hereunder, and any attempted delegation or assignment of any such duties or rights will be null and void. All obligations of the Collateral Agent hereunder will inure to the sole and exclusive benefit of, and be enforceable by, each Representative and each Secured Party, each of whom will be entitled to enforce this Agreement as a third‑party beneficiary hereof, and all of their respective successors and assigns.

(b)    Except as otherwise permitted by the First Lien Documents, neither the Company nor any other Grantor may delegate any of its duties or assign any of its rights hereunder, and any attempted delegation or assignment of any such duties or rights will be null and void. All obligations of the Company, and the Grantors hereunder will inure to the sole and exclusive benefit of, and be enforceable by, the Collateral Agent, each Representative and each Secured Party, each of whom will be entitled to enforce this Agreement as a third‑party beneficiary hereof, and all of their respective successors and assigns.

Section 7.5    Delay and Waiver. No failure to exercise, no course of dealing with respect to the exercise of, and no delay in exercising, any right, power or remedy arising under this Agreement or any of the other Security Documents will impair any such right, power or remedy or operate as a waiver thereof. No single or partial exercise of any such right, power or remedy will preclude any other or future exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

Section 7.6    Notices. Any communications, including notices and instructions, between the parties hereto or notices provided herein to be given may be given to the following addresses:

If to the Collateral Agent:	Texas Capital Bank Attention: Denise Wolfenberger Email: denise.wolfenberger@texascapitalbank.com with a copy to: Texas Capital Bank Attention: Agency Management Email: agency@texascapitalbank.com

If to the Term Representative:	Chambers Energy Management, LP 600 Travis Street, Suite 4700 Houston, TX 77002 Attention: Operations Team Email: ops@chambersenergy.com

If to the First‑Out Representative:	Mercuria Energy Trading SA Attention: Legal Department 20 Greenway Plaza, Suite 650 Houston, TX 77046 Phone: 832-209-2400

If to the Company or any other Grantor:	HighPeak Energy, Inc. 421 W. 3rd Street, Suite 1000 Fort Worth, TX 76102 Attention: Steven Tholen Email: stholen@highpeakenergy.com

with a copy to:	Vinson & Elkins LLP 1114 Avenue of the Americas, 32nd Floor New York, NY 10036 Attention: David Wicklund Email: dwicklund@velaw.com and if to any other Representative, to such address as it may specify by written notice to the parties named above.

All notices and communications will be mailed by first class mail, certified or registered, return receipt requested, by overnight air courier guaranteeing next day delivery, or delivered by facsimile or email to the relevant address, number or email address set forth above or, as to holders of First Lien Debt, its address shown on the register kept by the office or agency where the relevant First Lien Debt may be presented for registration of transfer or for exchange. Failure to mail, delivery by facsimile or delivery by email a notice or communication to a holder of First Lien Debt or any defect in it will not affect its sufficiency with respect to other holders of First Lien Debt.

If a notice or communication is mailed, delivered by facsimile or by electronic mail in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

Section 7.7    Entire Agreement. This Agreement states the complete agreement of the parties relating to the undertaking of the Collateral Agent set forth herein and supersedes all oral negotiations and prior writings in respect of such undertaking.

Section 7.8    Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any respect or in any jurisdiction, the validity, legality and enforceability of such provision in all other respects and of all remaining provisions, and of such provision in all other jurisdictions, will not in any way be affected or impaired thereby.

Section 7.9    Headings. Section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Agreement and will in no way modify or restrict any of the terms or provisions hereof.

Section 7.10    Obligations Secured. All obligations of the Grantors set forth in or arising under this Agreement will be First Lien Obligations and are secured by all Liens granted by the Security Documents.

Section 7.11    Governing Law.

(a)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

(b)    ANY LEGAL ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR OTHER DOCUMENT RELATED HERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER OR OTHER ELECTRONIC TRANSMISSION) IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT OR ANY SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT HEREUNDER AGAINST ANY COLLATERAL OR ANY OTHER PROPERTY OF ANY CREDIT PARTY IN ANY OTHER FORUM IN ANY JURISDICTION IN WHICH COLLATERAL IS LOCATED.

Section 7.12    Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 7.13    Counterparts, Electronic Signatures. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic means), each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument. The parties hereto may sign this Agreement and any Collateral Agency Joinder and transmit the executed copy by electronic means, including facsimile or non‑editable *.pdf files. The electronic copy of the executed Agreement and any Collateral Agency Joinder is and shall be deemed an original signature. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper‑based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 7.14    Effectiveness. This Agreement will become effective upon the execution of a counterpart hereof by each of the parties hereto.

Section 7.15    Grantors. Each Grantor represents and warrants that it has duly executed and delivered this Agreement. The Company will cause each Person that hereafter becomes a Grantor or is required by any First Lien Document to become a party to this Agreement to become a party to this Agreement, for all purposes of this Agreement, by causing such Person to execute and deliver to the Collateral Agent a Collateral Agency Joinder, whereupon such Person will be bound by the terms hereof to the same extent as if it had executed and delivered this Agreement as of the date hereof. The Company shall promptly provide each Representative with a copy of each Collateral Agency Joinder executed and delivered pursuant to this Section 7.14; provided that the failure to so deliver a copy of the Collateral Agency Joinder to any then existing Representative shall not affect the inclusion of such Person as a Grantor if the other requirements of this Section 7.14 are complied with.

Section 7.16    Continuing Nature of this Agreement. This Agreement and the rights and obligations hereunder, including the priority payment rights of the First‑Out Secured Parties, will be reinstated following termination if at any time any payment or distribution in respect of any of the First Lien Obligations is rescinded or avoided or must otherwise be returned in an Insolvency or Liquidation Proceeding or otherwise by any Secured Party, Representative or any representative of any such party (whether by demand, settlement, litigation or otherwise). If all or any part of a payment or distribution made with respect to the First‑Out Obligations is recovered from any holder of Term Obligations or any Term Representative in an Insolvency or Liquidation Proceeding or otherwise, such payment or distribution received by any holder of Term Obligations or Term Representative with respect to the Term Obligations from the proceeds of any Collateral at any time after the date of the payment or distribution that is so recovered, whether pursuant to a right of subrogation or otherwise, such Term Representative or holder of a Term Obligation, as the case may be, will forthwith deliver the same to the Collateral Agent, for the ratable account of the holders of the First‑Out Obligations to be applied in accordance with Section 3.4. Until so delivered, such proceeds will be held in trust by such Term Representative or holder of Term Obligations, as the case may be, for the ratable benefit of the holders of the First‑Out Obligations.

Section 7.17    Insolvency. This Agreement will be applicable both before and after the commencement of any Insolvency or Liquidation Proceeding by or against any Grantor. The relative rights, as provided for in this Agreement, will continue after the commencement of any such Insolvency or Liquidation Proceeding on the same basis as prior to the date of the commencement of any such case, as provided in this Agreement.

Section 7.18    Rights and Immunities of Representatives. The Term Representative will be entitled, to the extent applicable to such entity, to all of the rights, protections, immunities and indemnities set forth in the Term Loan Agreement, the First‑Out Agent will be entitled, to the extent applicable to such entity, to all of the rights, protections, immunities and indemnities set forth in the Senior Credit Facility and any future Representative will be entitled to all of the rights, protections, immunities and indemnities set forth in the applicable First Lien Documents with respect to which such Person will act as representative, in each case as if specifically set forth herein. In no event will any Representative be liable for any act or omission on the part of the Grantors or the Collateral Agent hereunder.

Section 7.19    Intercreditor Agreement. The Collateral Agent agrees to enter into any agreements, amendments, joinders, releases or other instruments constituting or related to the Security Documents, without any further consent of any Secured Party (including, for the avoidance of doubt, to add Additional First-Out Debt (to the extent permitted to be incurred and secured by the applicable First Lien Documents) and add other parties (or any authorized agent or trustee therefor) holding such Indebtedness thereto and to establish that the Lien on any Collateral securing such Indebtedness ranks equally with the Liens on such Collateral securing all other First Lien Debt then outstanding) to the extent permitted by the applicable First Lien Documents). Notwithstanding anything to the contrary contained herein, to the extent that any Lien on any Collateral is perfected by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of the Collateral Agent, or of agents or bailees of the Collateral Agent, the perfection actions and related deliverables described in this Agreement or the other Security Documents shall be deemed satisfied as to such Collateral.

Section 7.20    Force Majeure. In no event shall the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 7.21    USA Patriot Act; Beneficial Ownership. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act (the “Patriot Act”), the Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required pursuant to the requirements of the Patriot Act and 31 C.F.R. §1010.230 (as amended, the “Beneficial Ownership Regulation”) to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Agent. The parties to this Agreement agree that they will provide the Collateral Agent with such information as it may request in order for the Collateral Agent to satisfy the requirements of the Patriot Act and the Beneficial Ownership Regulation.

Section 7.22    Limitation on Liability. Notwithstanding anything to the contrary in this Agreement, none of the Secured Parties shall have any claims with respect to the transactions contemplated by the First Lien Documents against any present or future holder (whether direct or indirect) of any capital stock in any Grantor (other than the Grantors), or, in each case, any of their respective Affiliates (other than the Grantors), shareholders, officers, directors, members, managers, partners, employees, representatives, controlling persons, executives or agents (collectively, the “Non‑Recourse Persons”) by virtue of their capacity as such, such claims against such Non‑Recourse Persons (including as may arise by operation of law) being expressly waived hereby; provided that the foregoing provision of this Section 7.21 shall not (a) constitute a waiver, release or discharge (or otherwise impair the enforceability) of any of the First Lien Obligations, or of any of the terms, covenants, conditions, or provisions of this Agreement or any other First Lien Document and the same shall continue (but without liability of the Non‑Recourse Persons) until fully paid, discharged, observed or performed, (b) constitute a waiver, release or discharge of any lien or security interest purported to be created pursuant to the Security Documents (or otherwise impair the ability of any Secured Party to realize or foreclose upon any Collateral), (c) limit or restrict the right of the Collateral Agent, any Representative or any other Secured Party (or any assignee, beneficiary or successor to any of them) to name any Grantor or any other Person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to any First Lien Document, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non‑Recourse Person, except as expressly set forth in clauses (d) and (e) of this Section 7.21; (d) in any way limit or restrict any right or remedy of the Collateral Agent, any Representative or any other Secured Party (or any assignee or beneficiary thereof or successor thereto) with respect to, and each of the Non‑Recourse Persons shall remain fully liable to the extent that it would otherwise be liable for its own actions with respect to, any fraud, willful misrepresentation, or misappropriation of revenues, profits or proceeds from or of any Collateral that should or would have been paid as provided herein or paid or delivered to the Collateral Agent, any Representative or any other Secured Party (or any assignee or beneficiary thereof or successor thereto) towards any payment required under this Agreement or any other First Lien Document, or (e) affect or diminish in any way or constitute a waiver, release or discharge of any obligation, covenant, or agreement made by any of the Non‑Recourse Persons (or any security granted by the Non‑Recourse Persons in support of the obligations of any Person) under or in connection with any First Lien Document (or as security for the First Lien Obligations of the Grantors). The limitations on recourse set forth in this Section 7.21 shall survive the Discharge of First Lien Obligations.

Section 7.23    Specific Performance. The parties hereto stipulate and agree that (a) monetary damages for any breach of this Agreement would be difficult or impossible to calculate, (b) monetary damages are inadequate to compensate the non-breaching party(ies) for any breach of this Agreement, (c) equitable relief, including specific performance, shall be allowed as a remedy for any breach, or threatened breach, of this Agreement, (d) no bond or similar security shall be required for such equitable relief, and (e) any right to such bond or similar security is hereby irrevocably waived.

Section 7.24    Payment of Expenses. The Company pay or reimburse the Collateral Agent and each Representative on demand for all of their respective reasonable out of pocket costs and expenses incurred in connection with the development, preparation and execution of, this Agreement and any amendment, supplement, waiver, modification or joinder to, this Agreement and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, the reasonable fees and disbursements and other charges of counsel to Collateral Agent and each Representative.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Collateral Trust and Intercreditor Agreement to be executed by their respective officers or representatives as of the day and year first above written.

HIGHPEAK ENERGY, INC., as the Company

By: /s/ Jack Hightower
Name: Jack Hightower
Title: Chief Executive Officer

HIGHPEAK ENERGY HOLDINGS, LLC

By: /s/ Jack Hightower
Name: Jack Hightower
Title: President

LAZY JJ PROPERTIES, LLC

By: /s/ Jack Hightower
Name: Jack Hightower
Title: President

HIGHPEAK ENERGY ACQUISITION CORP.

By:	/s/ Jack Hightower
Name: Jack Hightower
Title: Chief Executive Officer

HIGHPEAK ENERGY ASSETS, LLC

By: /s/ Jack Hightower
Name: Jack Hightower
Title: President

HIGHPEAK ENERGY EMPLOYEES, INC.

By: /s/ Jack Hightower
Name: Jack Hightower
Title: Chief Executive Officer

TEXAS CAPITAL BANK, as Collateral Agent

By:	/s/ Jared R. Mills
Name:	Jared R. Mills
Title:	Executive Director

CHAMBERS ENERGY MANAGEMENT, LP, as the Term Representative

By:	/s/ J. Robert Chambers
Name:	J. Robert Chambers
Title:	President and CEO

MERCURIA ENERGY TRADING SA, as First‑Out Representative and a Senior Hedging Party

By:	/s/ Francois Sornay
Name:	Francois Sornay
Title:	Director

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